As filed with the Securities and Exchange Commission on February 24, 2005
                    Registration Statement No. 333-__________

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      -------------------------------------
                             TXU ENERGY COMPANY LLC
             (Exact Name of Registrant as Specified in Its Charter)


          DELAWARE                           4911               75-1837355
(State or Other Jurisdiction        (Primary Standard        (I.R.S. Employer
    of Incorporation or                Industrial            Identification No.)
        Organization)           Classification Code Number)


            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411
                                 (214) 812-4600
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

         ERIC H. PETERSON, ESQ.
Executive Vice President and General Counsel          ROBERT J. REGER, JR., ESQ.
              TXU Corp.                                Thelen Reid & Priest LLP
            Energy Plaza                                   875 Third Avenue
          1601 Bryan Street                             New York, New York 10022
      Dallas, Texas 75201-3411                              (212) 603-2000
           (214) 812-4600

         (Names, Addresses, Including Zip Codes, and Telephone Numbers,
                  Including Area Codes, of Agents for Service)
                          -----------------------------

              It is respectfully requested that the Securities and Exchange Commission also send copies of all notices, orders and communications to:

                        MICHAEL F. FITZPATRICK, JR., ESQ.
                              Dewey Ballantine LLP
                           1301 Avenue of the Americas
                            New York, New York 10019
                                 (212) 259-8000
                          -----------------------------

Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                           __________________________

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED           PROPOSED
                                                                  MAXIMUM            MAXIMUM           AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE       OFFERING PRICE        AGGREGATE        REGISTRATION
      TO BE REGISTERED                      REGISTERED           PER UNIT        OFFERING PRICE           FEE*
-------------------------------------------------------------------------------------------------------------------
Floating Rate Exchange Senior Notes       $  400,000,000           100%          $  400,000,000       $  47,080
due 2006
-------------------------------------------------------------------------------------------------------------------


* In accordance with Rule 457(f)(2) under the Securities Act of 1933, the registration fee is based on the book value of the outstanding Floating Rate Senior Notes due 2006 of TXU Energy Company LLC to be cancelled in the exchange transaction hereunder.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 24, 2005

PROSPECTUS

                             TXU ENERGY COMPANY LLC

                                OFFER TO EXCHANGE

                                  $400,000,000

                  FLOATING RATE EXCHANGE SENIOR NOTES DUE 2006
                                 FOR ANY AND ALL
                       FLOATING RATE SENIOR NOTES DUE 2006


THIS EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON      ,
UNLESS EXTENDED.

o The terms of the $400,000,000 Floating Rate Exchange Senior Notes due 2006 (the New Notes) are identical in all material respects to the terms of the $400,000,000 Floating Rate Senior Notes due 2006 (the Old Notes). Unlike the Old Notes, however, the New Notes are registered under the Securities Act of 1933, as amended (the Securities Act) and the transfer restrictions and registration rights and related additional interest provisions applicable to the Old Notes do not apply to the New Notes. In this prospectus, TXU Energy Company refers to any Old Notes not exchanged for New Notes as Remaining Old Notes.

o TXU Energy Company will accept any and all Old Notes that are properly tendered and not validly withdrawn before the expiration of this exchange offer.

o Tenders of Old Notes may be validly withdrawn at any time prior to expiration of this exchange offer.

o You will not recognize any income, gain or loss for United States federal income tax purposes as a result of this exchange.

o Old Notes may be exchanged for New Notes only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

o TXU Energy Company does not intend to apply for listing of the New Notes on any securities exchange or to arrange for the New Notes to be quoted on any automated quotation system.

         Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The related letter of transmittal that is delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. TXU Energy Company has agreed that, for a period of 90 days after the consummation of this exchange offer, TXU Energy Company will make this prospectus available to any broker-dealer for use in connection with any such resale of New Notes. See PLAN OF DISTRIBUTION in this prospectus.

         PLEASE SEE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   THE DATE OF THIS PROSPECTUS IS      , 2005.
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. TXU Energy Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction in which an offer, solicitation or sale is not permitted.

                                TABLE OF CONTENTS


INCORPORATION BY REFERENCE.....................................................3

WHERE YOU CAN FIND MORE INFORMATION............................................3

SUMMARY........................................................................5

RISK FACTORS..................................................................11

FORWARD-LOOKING INFORMATION...................................................20

BUSINESS......................................................................22

SUMMARY FINANCIAL DATA........................................................23

USE OF PROCEEDS...............................................................24

THE EXCHANGE OFFER............................................................24

DESCRIPTION OF THE NEW NOTES..................................................32

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS......................46

PLAN OF DISTRIBUTION..........................................................49

EXPERTS.......................................................................50

VALIDITY OF THE NEW NOTES.....................................................50

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS OR TO WHICH TXU ENERGY COMPANY HAS REFERRED YOU. TXU ENERGY COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS. THE BUSINESS PROFILE, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS OF TXU ENERGY COMPANY MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO EXCHANGE ONLY THE NOTES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                           INCORPORATION BY REFERENCE

         TXU Energy Company may, in this prospectus, disclose important information to you by referring you to documents that it has filed with the SEC and "incorporated by reference" into this prospectus. Such information is an important part of this prospectus. Information that TXU Energy Company files in the future with the SEC will automatically update, supplement and supersede this information. TXU Energy Company incorporates by reference the documents listed below and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), excluding information deemed furnished and not filed, until this offering is terminated (including all such filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement):

     o TXU Energy Company's Annual Report on Form 10-K for the year ended December 31, 2003 (as updated with respect to Items 6, 7 and 8 thereof by the related Current Report of TXU Energy Company on Form 8-K filed with the SEC on December 10, 2004) (collectively, the TXU Energy Annual Report);

     o TXU Energy Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 (as updated with respect to Items 1 and 2 of Part I thereof by the related Current Report of TXU Energy Company on Form 8-K filed with the SEC on December 10, 2004), June 30, 2004 and September 30, 2004; and

     o TXU Energy Company's Current Reports on Form 8-K, filed with the SEC on March 30, 2004, April 26, 2004, May 14, 2004, May 24, 2004, June 7,
         2004, July 1, 2004, July 9, 2004, August 5, 2004, September 30, 2004,
         October 25, 2004 (excluding that portion furnished under Item 7.01), November 10, 2004, December 10, 2004 (two), January 3, 2005 and January 18, 2005.

         TXU Energy Company is providing to each person to whom this prospectus is delivered a copy of the TXU Energy Annual Report and the Quarterly Report for the quarter ended September 30, 2004. TXU Energy Company will also provide without charge to each person to whom this prospectus is delivered, upon written or oral request by such person, a copy of any and all documents incorporated into this prospectus by reference (other than exhibits to those documents that are not specifically incorporated by reference). See WHERE YOU CAN FIND MORE INFORMATION below for details on how you can obtain such information.

                       WHERE YOU CAN FIND MORE INFORMATION

         TXU Energy Company has filed with the SEC an exchange offer registration statement under the Securities Act relating to the New Notes. As permitted by SEC rules, this prospectus omits information included in the exchange offer registration statement. For a more complete understanding of this exchange offer, you should refer to the exchange offer registration statement, including its exhibits, and any amendment to that registration statement.

         TXU Energy Company files annual, quarterly and other reports and other information with the SEC under File No. 333-108876. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1 800 SEC 0330 for further information on the Public Reference Room. You may also obtain a copy of these SEC filings and the exchange offer registration statement at no cost to you by writing or telephoning TXU Energy Company at the following address:

                             TXU Energy Company LLC
                                  Energy Plaza
                                1601 Bryan Street
                            Dallas, Texas 75201-3411
                                 (214) 812-4600

         In order to obtain timely delivery, you must request documents from TXU
Energy Company no later than         , which is five days before the expiration
of this exchange offer.

         Information about TXU Energy Company is also available on TXU Corp.'s web site at http://www.txucorp.com. Other than the information incorporated by reference in this prospectus, the information available on TXU Corp.'s web site is not a part of this prospectus.

                                     SUMMARY

         This summary highlights material information from this prospectus. However, it does not contain all the important information that you should consider before making any decision concerning this exchange offer. For a more complete understanding of this exchange offer, TXU Energy Company encourages you to read this entire prospectus, including the documents incorporated into this prospectus by reference, and the other documents to which TXU Energy Company refers you.

                               THE EXCHANGE OFFER

ISSUANCE/PARTIAL REDEMPTION..........On July 14, 2004, TXU Energy Company
                                     issued and sold $800,000,000 Floating Rate
                                     Senior Notes due 2006 in a transaction not requiring registration under the Securities Act. On December 31, 2004, TXU Energy Company redeemed $400,000,000 of these notes. As of the date of this prospectus, $400,000,000 of these notes remain outstanding.

THE EXCHANGE OFFER; NEW NOTES........TXU.Energy Company is offering to exchange the New Notes for the Old Notes. The New
                                     Notes will have been registered under the Securities Act and be of a like principal amount and will be substantially identical to the Old Notes. Noteholders that properly tender their Old Notes and do not validly withdraw their tender before the expiration of the exchange offer will have the benefit of this exchange offer. Old Notes may be exchanged for New Notes only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of the minimum. TXU Energy Company will issue the New Notes on or promptly after the expiration of this exchange offer. See THE EXCHANGE OFFER in this prospectus.

EXPIRATION DATE......................This..exchange offer will expire at midnight, New York City time, on , unless extended by TXU Energy Company. TXU Energy Company will accept for exchange any and all Old Notes that are properly tendered in this exchange offer and not validly withdrawn before midnight, New York City time, on , or, if TXU Energy Company extends the exchange offer, the date to which TXU Energy Company extends the exchange offer, as provided in this prospectus.

RESALE OF NEW NOTES..................Based on interpretive letters written by the staff of the SEC to companies other
                                     than TXU Energy Company, TXU Energy Company believes that the New Notes may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

                                       o   are not an affiliate of TXU Energy
                                           Company within the meaning of Rule
                                           405 under the Securities Act;

                                       o   are not a broker-dealer that acquired
                                           the Old Notes directly from TXU
                                           Energy Company;

                                       o   acquire the New Notes in the ordinary
                                           course of your business; and

                                       o   do not have an arrangement or under-
                                           standing  with any person to
                                           participate in a distribution of the
                                           New Notes.

                                     Also, if you are not a broker-dealer you must represent that you are not engaged in, and do not intend to engage in, a distribution of the New Notes.

                                     If TXU Energy Company's belief is
                                     inaccurate, holders of New Notes who offer, resell or otherwise transfer New Notes in violation of the Securities Act may incur liability under that Act. TXU Energy Company will not assume or indemnify holders against any such liability.

                                     If you are a broker-dealer that purchased
                                     Old Notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell any of the New Notes. TXU Energy Company has agreed under a registration rights agreement that relates to the Old Notes to allow you to use this prospectus for this purpose for a period of 90 days after the consummation of this exchange offer.

                                     Affiliates of TXU Energy Company, within the meaning of Rule 405 of the Securities Act, and broker-dealers that acquired Old Notes directly from TXU Energy may not rely on the above mentioned interpretive letters written by the staff of the SEC. Consequently, those affiliates and broker-dealers may not participate in this exchange offer. They must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of their Old Notes. This prospectus may not be used for any such resale of Old Notes.

CONDITIONS TO THIS EXCHANGE OFFER....TXU Energy Company may terminate this exchange offer before its expiration if TXU
                                     Energy Company determines, in its
                                     reasonable discretion, that its ability to proceed with this exchange offer could be materially impaired due to

                                       o   any legal or governmental actions,

                                       o   any new law, statute, rule or regula-
                                           tion, or

                                       o   any interpretation by the staff of
                                           the SEC of any existing law, statute,
                                           rule or regulation.

TENDER PROCEDURES--
   BENEFICIAL OWNERS.................If you wish to tender Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

                                     IF YOU ARE A BENEFICIAL HOLDER, YOU SHOULD
                                     FOLLOW THE INSTRUCTIONS RECEIVED FROM YOUR
                                     BROKER OR NOMINEE WITH RESPECT TO TENDERING
                                     PROCEDURES AND CONTACT YOUR BROKER OR
                                     NOMINEE DIRECTLY.

TENDER PROCEDURES--
   REGISTERED HOLDERS AND
   DTC PARTICIPANTS..................If you are a registered holder of Old Notes and wish to participate in this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile thereof. If you are a participant in The Depository Trust Company, and wish to participate in this exchange offer, you must instruct DTC to transmit to the exchange agent a message indicating that you agree to be bound by the terms of the accompanying letter of transmittal. You should mail or otherwise transmit the letter of transmittal or facsimile thereof or agent's message (as hereinafter defined), together with your Old Notes, which should be in book-entry form if you are a participant in DTC, and any other required documentation to the exchange agent. The Bank of New York will be the exchange agent for this exchange offer.

WITHDRAWAL RIGHTS....................You may validly withdraw tenders of Old
                                     Notes at any time before midnight, New York
                                     City time, on the date the exchange offer expires.

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF NEW NOTES..............Subject.to the satisfaction or waiver of the conditions to this exchange offer, TXU
                                     Energy Company will accept for exchange any and all Old Notes that are properly tendered and not validly withdrawn before midnight, New York City time, on the date the exchange offer expires. The New Notes will be delivered promptly after the expiration of the exchange offer.

MATERIAL UNITED STATES FEDERAL
  INCOME TAX CONSIDERATIONS..........The exchange of New Notes for Old Notes will not be a taxable event for United
                                     States federal income tax purposes. As a result, you will not recognize any income, gain or loss with respect to any exchange of Old Notes for New Notes. See MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS in this prospectus.

EFFECT ON HOLDERS OF THE
   REMAINING OLD NOTES...............All of the Remaining Old Notes will con-
                                     tinue to be subject to restrictions on
                                     their transfer in accordance with the
                                     Securities Act. After this exchange offer, holders of the Remaining Old Notes will not have any further registration rights with respect to their Remaining Old Notes, except in the limited circumstances described in the next sentence. The only holders that will have further registration rights are broker dealers and holders, other than broker dealers, (i) that were not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or (ii) that participated in the exchange offer but do not receive freely tradeable New Notes on the date of the exchange. The value of the Remaining Old Notes could be adversely affected by the conclusion of this exchange offer. There could be no market for the Remaining Old Notes, and thus you may be unable to sell your notes.

                                  THE NEW NOTES

         The terms of the New Notes will be identical in all material respects to the terms of the Old Notes. The New Notes, however, will be registered under the Securities Act and will not have the registration rights and related additional interest provisions or transfer restrictions that were applicable to the Old Notes. The New Notes will evidence the same debt as the Old Notes. The New Notes will be governed by the same indenture as the Old Notes. For more information about the New Notes, see DESCRIPTION OF THE NEW NOTES in this prospectus.

ISSUER...............................TXU Energy Company LLC.

                                     TXU Energy Company is a Delaware limited liability company. The mailing address of TXU Energy Company's principal executive offices is Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201. TXU Energy Company's telephone number is (214) 812-4600.

THE NEW NOTES........................$400,000,000 principal amount of TXU Energy
                                     Company's Floating Rate Exchange Senior
                                     Notes due 2006, which have been registered under the Securities Act.

INDENTURE............................TXU Energy Company will issue the New Notes under the Indenture, dated as of March 1, 2003, from TXU Energy Company to The Bank of New York, as trustee. This is the same indenture under which the Old Notes were issued. In this prospectus, TXU Energy Company refers to this indenture as the Indenture and the trustee under the Indenture as the Trustee.

RANKING..............................The New Notes will be unsecured obligations of TXU Energy Company and will rank on a parity with TXU Energy Company's other unsecured and unsubordinated indebtedness. Because TXU Energy Company is a holding company and conducts its operations through its subsidiaries, holders of the New Notes will generally have a position junior to the claims of creditors, including debtholders and any future holders of preferred equity interests, of its subsidiaries. As of September 30, 2004, TXU Energy Company's consolidated subsidiaries had $31 million of outstanding debt, and TXU Energy Company had no outstanding secured debt.

MATURITY.............................The New Notes will mature on January 17,
                                     2006.

INTEREST RATE........................The New Notes will bear interest at the annual rate equal to 3-month LIBOR, reset quarterly, plus 0.78%. Interest on the New Notes will accrue from the date of the last interest payment on the Old Notes, and will be calculated on the basis of the actual number of days for which interest is payable, divided by 360.

INTEREST PAYMENT DATES...............TXU Energy Company will pay interest on the
                                     New Notes on April 14, 2005, July 14, 2005,
                                     October 14, 2005 and January 17, 2006.

REDEMPTION...........................TXU Energy Company may at its option redeem all or a portion of the New Notes and
                                     Remaining Old Notes at any time prior to their maturity at a redemption price equal to 100% of the principal amount of the New Notes and Remaining Old Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

SIGNIFICANT COVENANTS................The Indenture limits the ability of:

                                       o   TXU Energy Company and its subsidi-
                                           aries to incur secured debt, except
                                           for Permitted Liens (as defined
                                           herein);

                                       o   TXU Energy Company's subsidiaries to
                                           incur debt, except for Permitted
                                           Subsidiary Debt (as defined herein);

                                       o   TXU Energy Company and its subsidi-
                                           aries to sell assets; and

                                       o   TXU Energy Company to consolidate
                                           with or merge into, or transfer or
                                           lease its assets as an entirety or
                                           substantially as an entirety to,
                                           another entity.

                                     See the sections in this prospectus titled
                                     DESCRIPTION OF THE NEW NOTES - "Significant
                                     Covenants" and - "Consolidation, Merger and
                                     Sale of Assets." Each of these limitations is subject to a number of qualifications and exceptions. You should carefully read the descriptions of these limitations and the related definitions to understand the nature and scope of the limitations.

RATINGS..............................The New Notes are  expected to be assigned ratings consistent with the ratings of the Old Notes. The Old Notes are currently rated Baa2 by Moody's Investors Service, Inc., BBB by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and BBB by Fitch Ratings. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell, exchange or hold the New Notes or any Remaining Old Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if the rating agency decides that circumstances warrant that change.

RISK FACTORS.........................You should carefully consider each of the factors described in the section of this prospectus titled RISK FACTORS before participating in this exchange offer.

FORM.................................The New Notes will be represented by a permanent global note in fully registered form that will be deposited with the Trustee as custodian for DTC, and registered in the name of DTC's nominee. See the section of this prospectus titled DESCRIPTION OF THE NEW NOTES -"Book-Entry."

TRUSTEE AND PAYING AGENT.............The Bank of New York.

GOVERNING LAW........................The Indenture and the New Notes provide that they will be governed by, and
                                     construed in accordance with, the laws of the State of New York.

                                  RISK FACTORS

         In addition to all of the other information contained in this prospectus, you should carefully consider the following risks and uncertainties. The risks and uncertainties described below are not the only ones TXU Energy Company may face. Additional risks and uncertainties not presently known to TXU Energy Company or that TXU Energy Company currently considers immaterial may impair the operation of its business. Each of the risks and uncertainties described below could have a material adverse effect on TXU Energy Company's business, financial condition and/or results of operations and could result in a loss or a decrease in the value of the New Notes and the Remaining Old Notes.

                 RISKS RELATED TO TXU ENERGY COMPANY'S BUSINESS

THE RECENT IMPLEMENTATION OF PERFORMANCE IMPROVEMENT INITIATIVES MAY RESULT IN DISRUPTIONS.

      The implementation of performance improvement initiatives identified by management may not produce the desired results and may result in disruptions arising from employee displacements and the rapid pace of changes to organizational structure and operating practices and processes.

TXU ENERGY COMPANY'S FUTURE RESULTS OF OPERATIONS MAY BE IMPACTED BY SETTLEMENT ADJUSTMENTS DETERMINED BY TH ELECTRIC RELIABILITY COUNSEL OF TEXAS (ERCOT) RELATED TO PRIOR PERIODS.

      ERCOT is the independent system operator that is responsible for maintaining reliable operation of the bulk electric power supply system in the ERCOT region. Its responsibilities include the clearing and settlement of electricity volumes and related ancillary services among the various participants in the deregulated Texas market. Because of new processes and systems associated with the opening of the market to competition, which continue to be improved, there have been delays in finalizing these settlements. As a result, TXU Energy Company is subject to settlement adjustments from ERCOT related to prior periods, which may result in charges or credits impacting future reported results of operations.

TXU ENERGY COMPANY'S BUSINESSES ARE SUBJECT TO COMPLEX GOVERNMENTAL REGULATIONS AND INCREASED COMPETITION DUE TO DEREGULATION. THESE FACTORS MAY HAVE A NEGATIVE IMPACT ON ITS BUSINESSES OR RESULTS OF OPERATIONS.

      TXU Energy Company's businesses operate in changing market environments influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. TXU Energy Company will need to adapt to these changes and may face increasing competitive pressure.

      TXU Energy Company's businesses are subject to changes in laws (including the Texas Public Utility Regulatory Act (PURA), Federal Power Act, as amended, the Atomic Energy Act, as amended, the Public Utility Regulatory Policies Act of 1978, as amended, the Clean Air Act, as amended, and the Public Utility Holding Company Act of 1935, as amended) and changing governmental policy and regulatory actions (including those of the Public Utility Commission of Texas (Commission), the Federal Energy Regulatory Commission (FERC), the Environmental Protection Agency (EPA) and the Nuclear Regulatory Commission (NRC)) with respect to matters including, but not limited to, market structure and design, operation of nuclear power facilities, construction and operation of other power generation facilities, recovery of purchased gas costs, decommissioning costs, and present or prospective wholesale and retail competition. In particular, PURA and the Commission are subject to "sunset review" by the Texas Legislature during the 2005 legislative session.

      TXU Energy Company, along with other market participants, is subject to oversight by the Commission. In that connection, TXU Energy Company and other market participants may be subject to various competition-related rules and regulations, including but not limited to possible price-mitigation rules, as well as rules related to market behavior.

TXU ENERGY COMPANY'S REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND ITS CONTROL.

      TXU Energy Company is not guaranteed any rate of return on its capital investments in unregulated businesses. TXU Energy Company markets and trades power, including power from its own production facilities, as part of its wholesale energy sales business and portfolio management operation. TXU Energy Company's results of operations are likely to depend, in large part, upon prevailing retail rates, which are set, in part, by regulatory authorities, and market prices for electricity, gas and coal in its regional market and other competitive markets. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

      Some of the fuel for TXU Energy Company's power production facilities is purchased under short-term contracts or on the spot market. Prices of fuel, including natural gas, may also be volatile, and the price TXU Energy Company can obtain for power sales may not change at the same rate as changes in fuel costs. In addition, TXU Energy Company purchases and sells natural gas and other energy related commodities, and volatility in these markets may affect TXU Energy Company's costs incurred in meeting its obligations.

      Volatility in market prices for fuel and electricity may result from:

         o    severe or unexpected weather conditions,

         o    seasonality,

         o    changes in electricity usage,

         o    illiquidity in the wholesale power or other markets,

         o transmission or transportation constraints, inoperability or inefficiencies,

         o    availability of competitively priced alternative energy sources,

         o    changes in supply and demand for energy commodities,

         o    changes in power production capacity,

         o outages at TXU Energy Company's power production facilities or those of its competitors,

         o changes in production and storage levels of natural gas, lignite, coal and crude oil and refined products,

         o natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events, and

         o federal, state, local and foreign energy, environmental and other regulation and legislation.

TXU ENERGY COMPANY'S ASSETS OR POSITIONS CANNOT BE FULLY HEDGED AGAINST CHANGES IN COMMODITY PRICES, AND HEDGING PROCEDURES MAY NOT WORK AS PLANNED.

      All but one of TXU Energy Company's facilities for power production are located in the ERCOT region, a market with limited interconnections to other markets. Electricity prices in the ERCOT region are correlated to gas prices because gas-fired plant is the marginal cost unit during the majority of the year in the ERCOT region. Accordingly, the contribution to earnings and the value of TXU Energy Company's base load power production is dependent in significant part upon the price of gas. TXU Energy Company cannot fully hedge the risk associated with dependency on gas because of the expected useful life of TXU Energy Company's power production assets and the size of its position relative to market liquidity.

      To manage its near-term financial exposure related to commodity price fluctuations, TXU Energy Company routinely enters into contracts to hedge portions of its purchase and sale commitments, weather positions, fuel requirements and inventories of natural gas, lignite, coal, refined products, and other commodities, within established risk management guidelines. As part of this strategy, TXU Energy Company routinely utilizes fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. However, TXU Energy Company can normally cover only a small portion of the exposure of its assets and positions to market price volatility, and the coverage will vary over time. To the extent TXU Energy Company has unhedged positions, fluctuating commodity prices can materially impact TXU Energy Company's results of operations and financial position, either favorably or unfavorably.

      Although TXU Energy Company devotes a considerable amount of management time and effort to the establishment of risk management procedures as well as the ongoing review of the implementation of these procedures, the procedures it has in place may not always be followed or may not always function as planned and cannot eliminate all the risks associated with these activities. As a result of these and other factors, TXU Energy Company cannot predict with precision the impact that risk management decisions may have on its business, results of operations or financial position.

      TXU Energy Company might not be able to satisfy all of its guarantees and indemnification obligations, including those related to hedging and risk management activities, if they were to come due at the same time.

TXU ENERGY COMPANY'S COUNTERPARTIES MAY NOT MEET THEIR OBLIGATIONS.

      TXU Energy Company's hedging and risk management activities are exposed to the risk that counterparties that owe TXU Energy Company money, energy or other commodities as a result of market transactions will not perform their obligations. The likelihood that certain counterparties may fail to perform their obligations has increased due to financial difficulties, brought on by various factors including improper or illegal accounting and business practices, affecting some participants in the industry. Some of these financial difficulties have been so severe that certain industry participants have filed for bankruptcy protection or are facing the possibility of doing so. Should the counterparties to these arrangements fail to perform, TXU Energy Company might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, TXU Energy Company might incur losses in addition to amounts, if any, already paid to the counterparties. ERCOT market participants are also exposed to risks that another ERCOT market participant may default in its obligations to pay ERCOT for power taken in the ancillary services market, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants.

A DOWNGRADE IN TXU ENERGY COMPANY'S CREDIT RATINGS COULD NEGATIVELY AFFECT ITS ABILITY TO ACCESS CAPITAL AND/OR ITS ABILITY TO OPERATE EFFICIENTLY ITS POWER OPERATIONS AND COULD REQUIRE TXU ENERGY COMPANY OR ITS SUBSIDIARIES TO POST COLLATERAL OR REPAY CERTAIN INDEBTEDNESS.

      The current credit ratings for TXU Energy Company's long-term debt are investment grade. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change. If S&P, Moody's or Fitch were to downgrade TXU Energy Company's ratings, borrowing costs would increase and the potential pool of investors and funding sources would likely decrease. If the downgrade were below investment grade, liquidity demands would be triggered by the terms of a number of commodity contracts, leases and other agreements.

      Most of TXU Energy Company's large customers, suppliers and counterparties require sufficient creditworthiness in order to enter into transactions. If TXU Energy Company's ratings were to decline to below investment grade, costs to operate the power business would increase because counterparties may require the posting of collateral in the form of cash-related instruments, or counterparties may decline to do business with TXU Energy Company.

      In addition, as discussed in TXU Energy Company's Annual Report on Form 10-K for the year ended December 31, 2003, the terms of certain of TXU Energy Company's financing and other arrangements contain provisions that are specifically affected by changes in credit ratings and could require the posting of collateral, the repayment of indebtedness or the payment of other amounts.

OPERATION OF POWER PRODUCTION FACILITIES INVOLVES SIGNIFICANT RISKS THAT COULD ADVERSELY AFFECT TXU ENERGY COMPANY'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      The operation of power production facilities involves many risks, including start up risks, breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output or efficiency, the occurrence of any of which could result in lost revenues and/or increased expenses. A significant portion of TXU Energy Company's facilities was constructed many years ago. In particular, older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at peak efficiency. The risk of increased maintenance and capital expenditures arises from (a) increased starting and stopping of generation equipment due to the volatility of the competitive market, (b) any unexpected failure to produce power, including failure caused by breakdown or forced outage, and (c) repairing damage to facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events. Further, TXU Energy Company's ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, TXU Energy Company could be subject to additional costs and/or the write-off of its investment in the project or improvement.

      Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses, including the cost of replacement power. Likewise, TXU Energy Company's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.

TXU ENERGY COMPANY MAY INCUR SUBSTANTIAL COST AND LIABILITIES DUE TO ITS OWNERSHIP AND OPERATION OF THE COMANCHE PEAK NUCLEAR FACILITIES.

      The ownership and operation of nuclear facilities, including TXU Energy Company's ownership and operation of the Comanche Peak generation plant, involve certain risks. These risks include: mechanical or structural problems; inadequacy or lapses in maintenance protocols; the impairment of reactor operation and safety systems due to human error; the costs of storage, handling and disposal of nuclear materials; limitations on the amounts and types of insurance coverage commercially available; and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives. The following are among the more significant of these risks:

          o Operational Risk - Operations at any nuclear power production plant could degrade to the point where the plant would have to be shut down. Over the next three years, certain equipment at Comanche Peak is expected to be replaced. The cost of these actions is currently expected to be material and could result in extended outages. If this were to happen, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Rather than incurring substantial costs to restart the plant, the plant may be shut down. Furthermore, a shut-down or failure at any other nuclear plant could cause regulators to require a shut-down or reduced availability at Comanche Peak.

          o Regulatory Risk - The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. Changes in regulations by the NRC could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

          o Nuclear Accident Risk - Although the safety record of Comanche Peak and other nuclear reactors generally has been very good, accidents and other unforeseen problems have occurred both in the US and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident could exceed TXU Energy Company's resources, including insurance coverage.

TXU ENERGY COMPANY'S COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS COULD MATERIALLY ADVERSELY AFFECT ITS RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      TXU Energy Company is subject to extensive environmental regulation by governmental authorities. In operating its facilities, TXU Energy Company is required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits. TXU Energy Company may incur significant additional costs to comply with these requirements. If TXU Energy Company fails to comply with these requirements, it could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to TXU Energy Company or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. If any of these events occur, TXU Energy Company's results of operation and financial condition could be materially adversely affected.

      TXU Energy Company may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if TXU Energy Company fails to obtain, maintain or comply with any such approval, the operation of its facilities could be stopped or become subject to additional costs. Further, at some of TXU Energy Company's older facilities, including base load lignite and coal plants, it may be uneconomical for TXU Energy Company to install the necessary equipment, which may cause TXU Energy Company to shut down those facilities.

      In addition, TXU Energy Company may be responsible for any on-site liabilities associated with the environmental condition of facilities that it has acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, TXU Energy Company may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could fail to meet its indemnification obligations to TXU Energy Company, which in turn could have a material adverse affect on TXU Energy Company's results of operations and financial condition.

THE RESULTS OF TXU ENERGY COMPANY'S ELECTRIC OPERATIONS IN TXU US HOLDINGS COMPANY'S HISTORICAL SERVICE TERRITORY WILL BE LARGELY DEPENDENT UPON THE AMOUNT OF HEADROOM AVAILABLE IN ITS PRICE-TO-BEAT RATE. THE EXISTING PRICE-TO-BEAT RATE AND FUTURE ADJUSTMENTS TO THE PRICE-TO-BEAT RATE MAY BE INADEQUATE TO COVER TXU ENERGY COMPANY'S POWER SUPPLY COSTS TO SERVE ITS PRICE-TO-BEAT CUSTOMERS AT FIXED RATES.

      TXU Energy Company is obligated to offer the price-to-beat rate to requesting residential and small business customers in TXU US Holdings Company's historical service territory within Texas through January 1, 2007. The results of TXU Energy Company's retail electric operations in this historical service territory is largely dependent upon the amount of headroom available to TXU Energy Company and the competitive REPs in TXU Energy Company's price-to-beat rate. The margin or "headroom" available in the price-to-beat rate for any REP equals the difference between the price-to-beat rate and the sum of delivery charges and the price that REP pays for power. Headroom may be a positive or a negative number. Since headroom is dependent, in part, on power production and purchase costs, TXU Energy Company does not know nor can it estimate the amount of headroom that it or other REPs will have in TXU Energy Company's price-to-beat rate or in the price-to-beat rate for the affiliated REP in each of the other Texas retail electric markets.

      There is no assurance that future adjustments to TXU Energy Company's price-to-beat rate will be adequate to cover future increases in its costs of electricity to serve its price-to-beat rate customers or that TXU Energy Company's price-to-beat rate will not result in negative headroom in the future.

IN MARKETS OUTSIDE OF THE HISTORICAL SERVICE TERRITORY OF TXU ELECTRIC DELIVERY COMPANY, TXU ENERGY COMPANY MAY FACE STRONG COMPETITION FROM INCUMBENT UTILITIES AND OTHER COMPETITORS.

      In most retail electric markets outside the historical service territory, TXU Energy Company's principal competitor may be the retail affiliate of the local incumbent utility company. The incumbent retail affiliates have the advantage of long-standing relationships with their customers. In addition to competition from the incumbent utilities and their affiliates, TXU Energy Company may face competition from a number of other energy service providers, or other energy industry participants, who may develop businesses that will compete with TXU Energy Company and nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger and better capitalized than TXU Energy Company. If there is inadequate margin in these retail electric markets, it may not be profitable for TXU Energy Company to enter these markets.

TXU ENERGY COMPANY RELIES ON THE INFRASTRUCTURE OF LOCAL UTILITIES OR INDEPENDENT TRANSMISSION SYSTEM OPERATORS TO PROVIDE ELECTRICITY TO, AND TO OBTAIN INFORMATION ABOUT, THEIR CUSTOMERS. ANY INFRASTRUCTURE FAILURE COULD NEGATIVELY IMPACT CUSTOMER SATISFACTION AND COULD HAVE A MATERIAL NEGATIVE IMPACT ON TXU ENERGY COMPANY'S BUSINESS AND RESULTS OF OPERATIONS.

      TXU Energy Company depends on transmission and distribution facilities owned and operated by other utilities, as well as TXU Electric Delivery Company's facilities, to deliver the electricity it produces and sells to consumers, as well as to other REPs. If transmission capacity is inadequate, TXU Energy Company's ability to sell and deliver electricity may be hindered, it may have to forgo sales or it may have to buy more expensive wholesale electricity that is available in the capacity-constrained area. In particular, during some periods transmission access is constrained to some areas of the Dallas-Fort Worth metroplex. TXU Energy Company expects to have a significant number of customers inside these constrained areas. The cost to provide service to these customers may exceed the cost to provide service to other customers, resulting in lower headroom. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to TXU Energy Company's customers could negatively impact the satisfaction of its customers with its service.

TXU ENERGY COMPANY OFFERS BUNDLED SERVICES TO ITS RETAIL CUSTOMERS AT FIXED PRICES AND FOR FIXED TERMS. IF TXU ENERGY COMPANY'S COSTS TO OBTAIN THE COMMODITIES INCLUDED IN THESE BUNDLED SERVICES EXCEED THE PRICES PAID BY ITS CUSTOMERS, ITS RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

      TXU Energy Company offers its customers a bundle of services that include, at a minimum, the electric commodity itself plus transmission, distribution and related services. The prices TXU Energy Company charges for this bundle of services or for the various components of the bundle, either of which may be fixed by contract with the customer for a period of time, could fall below TXU Energy Company's underlying cost to obtain the commodities or services.

IF THE INFORMATION SYSTEMS AND PROCESSES TXU ENERGY COMPANY SUBSIDIARIES HAVE DEVELOPED FOR THEIR BUSINESSES DO NOT WORK AS PLANNED, THEIR BUSINESSES AND TXU ENERGY COMPANY'S RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

      The information systems and processes necessary to support risk management, sales, customer service and energy procurement and supply in competitive retail markets in Texas and elsewhere are new, complex and extensive. These systems and processes require ongoing refinement, which may prove more expensive than planned and may not work as planned. Delays in the perfection of these systems and processes and any related increase in costs could have a material adverse impact on TXU Energy Company's business and results of operations.

CHANGES IN TECHNOLOGY OR INCREASED COMPETITION MAY REDUCE THE VALUE OF TXU ENERGY COMPANY'S POWER PLANTS AND MAY SIGNIFICANTLY IMPACT ITS BUSINESS IN OTHER WAYS AS WELL.

     Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with electricity production from traditional power plants like TXU Energy Company's. While demand for electric energy services is generally increasing throughout the US, the rate of construction and development of new, more efficient power production facilities may exceed increases in demand in some regional electric markets. Consequently, where TXU Energy Company has facilities, the market value of TXU Energy Company's power production facilities could be significantly reduced. Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of TXU Energy Company's facilities. Changes in technology could also alter the channels through which retail electric customers buy electricity.

     RISKS RELATED TO TXU ENERGY COMPANY'S CORPORATE AND FINANCIAL STRUCTURE

TXU ENERGY COMPANY IS A HOLDING COMPANY, AND ITS OBLIGATIONS ARE STRUCTURALLY SUBORDINATED TO EXISTING AND FUTURE LIABILITIES AND PREFERRED STOCK OF ITS SUBSIDIARIES.

      TXU Energy Company is a holding company and conducts its operations primarily through wholly-owned subsidiaries. Substantially all of TXU Energy Company's consolidated assets are held by these subsidiaries. Accordingly, TXU Energy Company's cash flows and ability to meet its obligations and to pay distributions are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of such earnings to TXU Energy Company in the form of distributions, loans or advances, and repayment of loans or advances from TXU Energy Company. The subsidiaries are separate and distinct legal entities and have no obligation to provide TXU Energy Company with funds for its payment obligations, whether by distributions, loans or otherwise.

      Because TXU Energy Company is a holding company, its obligations with respect to the New Notes and the Remaining Old Notes are structurally subordinated to all existing and future liabilities and any future preferred stock of its subsidiaries. Therefore, TXU Energy Company's rights and the rights of its creditors, including the rights of the holders of the New Notes and the Remaining Old Notes, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary's creditors and holders of its preferred stock. To the extent that TXU Energy Company may be a creditor with recognized claims against any such subsidiary, its claims would still be subject to the prior claims of such subsidiary's creditors to the extent that they are secured or senior to those held by TXU Energy Company. As of September 30, 2004, TXU Energy Company's consolidated subsidiaries had $31 million of outstanding debt.

      Subject to restrictions contained in TXU Energy Company's other financing arrangements, TXU Energy Company's subsidiaries may incur additional indebtedness and other liabilities.

IN THE FUTURE, TXU ENERGY COMPANY COULD HAVE LIQUIDITY NEEDS THAT COULD BE DIFFICULT TO SATISFY UNDER SOME CIRCUMSTANCES.

      The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact TXU Energy Company's ability to sustain and grow its businesses, which are capital intensive, and would increase its capital costs. TXU Energy Company relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash on hand or operating cash flows. TXU Energy Company's access to the financial markets could be adversely impacted by various factors, such as:

          o changes in credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms;

          o    inability to access commercial paper markets;

          o a deterioration of TXU Energy Company's credit or a reduction in TXU Energy Company's credit ratings;

          o extreme volatility in TXU Energy Company's markets that increases margin or credit requirements;

          o a material breakdown in TXU Energy Company's risk management procedures;

          o prolonged delays in billing and payment resulting from delays in switching customers from one retail electric provider to another; and

          o the occurrence of material adverse changes in TXU Energy Company's businesses that restrict TXU Energy Company's ability to access its liquidity facilities.

      A lack of necessary capital and cash reserves could adversely impact the evaluation of TXU Energy Company's credit worthiness by counterparties and rating agencies, and would likely increase its capital costs. Further, concerns on the part of counterparties regarding TXU Energy Company's liquidity and credit could limit its portfolio management activities.

RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND TXU ENERGY COMPANY'S CONTROL HAVE INCREASED THE LEVEL OF PUBLIC AND REGULATORY SCRUTINY IN TXU ENERGY COMPANY'S INDUSTRY AND IN THE CAPITAL MARKETS AND HAVE RESULTED IN INCREASED REGULATION AND NEW ACCOUNTING STANDARDS. THE REACTION TO THESE EVENTS MAY HAVE NEGATIVE IMPACTS ON ITS BUSINESSES, FINANCIAL CONDITION AND ACCESS TO CAPITAL.

      As a result of the energy crisis in California during 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of "round trip" or "wash" transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and delivery location and provide no true economic benefit, power market manipulation and inaccurate power and commodity price reporting have had a negative effect on the industry. TXU Energy Company believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect events and investigations in the energy industry may have on TXU Energy Company's financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and TXU Energy Company cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically. Any such new accounting standards could negatively impact reported financial results.

                      RISKS RELATED TO THIS EXCHANGE OFFER

IF YOU FAIL TO EXCHANGE OLD NOTES, THEY WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS.

         The Remaining Old Notes will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After the expiration of this exchange offer, holders of the Remaining Old Notes will not have any further rights to have those notes registered under the Securities Act, except in the limited circumstances described in the next sentence. The only holders that will have further registration rights are broker dealers and holders, other than broker dealers, (i) that were not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or
(ii) that participated in the exchange offer but do not receive freely tradeable New Notes on the date of the exchange. The value of the Remaining Old Notes could be adversely affected by the conclusion of this exchange offer. There may be no market for the Remaining Old Notes and thus you may be unable to sell those notes.

LATE DELIVERIES OF OLD NOTES AND OTHER REQUIRED DOCUMENTS COULD PREVENT YOU FROM EXCHANGING YOUR OLD NOTES.

         Noteholders are responsible for complying with all exchange offer procedures. The issuance of New Notes will only occur upon the proper and timely completion of the procedures described in this prospectus under the heading THE EXCHANGE OFFER. Therefore, holders of Old Notes that wish to exchange Old Notes for New Notes should allow sufficient time for the timely completion of the exchange procedure. Neither TXU Energy Company nor the exchange agent is obligated to notify you of any failure to follow the proper exchange procedure.

IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE NEW NOTES MAY BE RESTRICTED.

         A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the New Notes. TXU Energy Company's obligation to make this prospectus available to broker-dealers is limited. Consequently, TXU Energy Company cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

                         RISKS RELATED TO THE NEW NOTES

THERE IS NO EXISTING MARKET FOR THE NEW NOTES, AND TXU ENERGY COMPANY CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

         There is no existing market for the New Notes, and TXU Energy Company does not intend to apply for listing of the New Notes on any securities exchange. There can be no assurance as to the liquidity of any market that may develop for the New Notes, the ability of noteholders to sell their New Notes or the price at which the noteholders will be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors including, among other things, prevailing interest rates, TXU Energy Company's operating results and the market for similar securities. If a market for the New Notes does not develop, purchasers may be unable to resell their New Notes for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily.

THE MARKET PRICE OF THE NEW NOTES WILL FLUCTUATE.

         Any downgrade of TXU Energy Company's credit ratings or the credit ratings of TXU Corp. or TXU Corp.'s other subsidiaries by Moody's, S&P or Fitch could have a significant adverse impact on the market price of the New Notes, assuming a market for the New Notes develops.

         In addition, the fact that some other participants in the energy industry have engaged in questionable accounting and business practices, including, but not limited to, significant amounts of speculative and "wash" trading, power market manipulation and inaccurate power and commodity price reporting, has adversely impacted the market for securities issued by those participants as well as others in the energy industry. While neither TXU Energy Company nor any of its affiliates has engaged in these practices, the market price of TXU Energy Company's securities, including the New Notes, assuming a market for the New Notes develops, may also be adversely impacted by continuing developments and disclosures, concerning other industry participants, over which TXU Energy Company has no control.

                           FORWARD-LOOKING INFORMATION

         This prospectus, including the incorporated documents, contains "forward-looking statements". All statements, other than statements of historical facts, that are included in this prospectus, including the incorporated documents, that address activities, events or developments that TXU Energy Company expects or anticipates to occur in the future, including such matters as projections, capital allocation and cash distribution policy, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of power production assets, market and industry developments and the growth of TXU Energy Company's business and operations (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projection," "target," "outlook"), are forward-looking statements. Although TXU Energy Company believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors in the RISK FACTORS section above and in TXU Energy Company's annual, quarterly and current reports filed by TXU Energy Company with the SEC under the Exchange Act, which are incorporated by reference in this prospectus, and the following important factors, among others, that could cause the actual results of TXU Energy Company to differ materially from those projected in such forward-looking statements:

         o prevailing governmental policies and regulatory actions, including those of the FERC, the Commission and the NRC, with respect to:

              -    allowed rates of return;
              -    industry, market and rate structure;
              -    purchased power and recovery of investments;
              -    operations of nuclear generating facilities;
              -    acquisitions and disposal of assets and facilities;
              -    operation and construction of facilities;
              -    decommissioning costs;
              -    present or prospective wholesale and retail competition;
              -    changes in tax laws and policies; and
              - changes in and compliance with environmental and safety laws and policies;

         o continued implementation of, and "sunset provisions" regarding, the restructuring legislation passed by the Texas legislature in 1999;

         o    legal and administrative proceedings and settlements;

         o    general industry trends;

         o    power costs (including repair costs) and availability;

         o weather conditions and other natural phenomena, and acts of sabotage, wars or terrorist activities;

         o unanticipated population growth or decline, and changes in market demand and demographic patterns;

         o changes in business strategy, development plans or vendor relationships;

         o    competition for retail and wholesale customers;

         o access to adequate transmission facilities to meet changing demands;

         o pricing and transportation of crude oil, natural gas and other commodities;

         o unanticipated changes in interest rates, commodity prices or rates of inflation or foreign exchange rates;

         o unanticipated changes in operating expenses, liquidity needs and capital expenditures;

         o    commercial bank market and capital market conditions;

         o competition for new energy development and other business opportunities;

         o inability of various counterparties to meet their obligations with respect to TXU Energy Company's financial instruments;

         o changes in technology used by and services offered by TXU Energy Company;

         o significant changes in TXU Energy Company's relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

         o significant changes in critical accounting policies material to TXU Energy Company; and

         o    actions of rating agencies.

         Any forward-looking statement speaks only as of the date on which it is made, and TXU Energy Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for TXU Energy Company to predict all of them. Also, TXU Energy Company can not assess the impact of each factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                                    BUSINESS

         TXU Energy Company conducts its businesses primarily through three wholly-owned entities: (i) TXU Generation Company LP and its subsidiaries (TXU Power), which own and operate generation facilities; (ii) TXU Energy Retail Company LP and its subsidiaries (TXU Retail), which provide retail electric service; and (iii) TXU Portfolio Management Company LP (TXU Portfolio Management), which buys and sells power in the wholesale market and manages risk related to the balancing of power supply and demand on behalf of TXU Energy Company and its subsidiaries. Through these and other subsidiaries, TXU Energy Company is engaged in power production (electricity generation), retail and wholesale sales of electricity, primarily in the State of Texas, and hedging and risk management activities to mitigate commodity price risk. TXU Retail provides electricity and related services to more than 2.5 million competitive electricity customers in Texas. TXU Power has over 18,500 megawatts (MW) of generation capacity in Texas, including 2,300 MW of nuclear-fired and 5,837 MW of lignite/coal-fired generation capacity.

         The consolidated operating assets of TXU Energy Company are located principally in the north-central, eastern and western parts of Texas and are owned by its wholly-owned subsidiaries. TXU Energy Company's subsidiaries operate primarily within ERCOT system. ERCOT is an intrastate network of investor owned entities, cooperatives, public entities, non-utility generators and power marketers. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas, the Independent System Operator of the interconnected transmission system of those systems, and is responsible for ensuring equal access to transmission service by all wholesale market participants in the ERCOT region.

         TXU Energy Company is an indirect wholly-owned subsidiary of TXU Corp., a Dallas-based energy holding company that owns subsidiaries that operate competitive and regulated energy businesses in North America, primarily in Texas. TXU Energy Company's subsidiaries comprise TXU Corp.'s unregulated businesses. TXU Corp.'s regulated transmission and distribution business, TXU Electric Delivery Company, provides power to 2.9 million delivery points over more than 98,000 miles of distribution and 14,000 miles of transmission lines.

         Neither TXU Corp. nor any of its subsidiaries or affiliates other than TXU Energy Company will be obligated on, or guarantee or provide other credit or funding support for, the New Notes and Remaining Old Notes.

         The foregoing information about the businesses of TXU Energy Company and its principal subsidiaries is only a general summary and is not intended to be comprehensive. For additional information, you should refer to the information described under the headings INCORPORATION BY REFERENCE and WHERE YOU CAN FIND MORE INFORMATION.

         TXU Energy Company is a Delaware limited liability company. The mailing address of TXU Energy Company's principal executive offices is Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411. TXU Energy Company's telephone number is (214) 812-4600.

                             SUMMARY FINANCIAL DATA

         The financial information for power generation and certain retail operations included in the consolidated financial statements for the year ended December 31, 2001 was derived from the historical financial statements of TXU US Holdings Company. The financial information for the portfolio management activities and the unregulated commercial and industrial retail gas business included in the consolidated financial statements for the year ended December 31, 2001 was derived from the historical financial statements of TXU Gas Company. The financial information for the fuel and coal mining subsidiaries and the energy services businesses included in the consolidated financial statements for the year ended December 31, 2001 was derived from the separate historical financial statements of those entities. The financial information for the retail electric provider of TXU SESCO Company was derived from the historical financial statements of TXU SESCO Company. Various allocation methodologies were used to unbundle the financial statements of TXU US Holdings Company for the year ended December 31, 2001 between its power generation and transmission and distribution operations. While TXU Energy Company believes that such methodologies are reasonable, had TXU Energy Company actually existed as a separate entity prior to January 1, 2002, its results of operations and financial position could have differed materially from those included in the consolidated financial statements for the year ended December 31, 2001. The financial information for the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003 and 2002 represent the actual results of operations and financial position for TXU Energy Company for the periods indicated and may not be comparable to the combined financial information for the year ended December 31, 2001. Because of the seasonal nature of TXU Energy Company's business, results for interim periods may not be indicative of results that may be expected for an entire year.

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                                 -------------------------   ----------------------------------------
                                                   2004(a)       2003(a)       2003(a)        2002(a)        2001(a)
                                                 -------------------------   ----------------------------------------
                                                          (MILLIONS OF DOLLARS, EXCEPT RATIOS AND PERCENTAGES)
INCOME STATEMENT DATA:
   Operating revenues........................    $    6,589    $    6,243    $    7,986     $    7,678     $    7,404
   Net income(b).............................    $      375    $      380    $      421     $      270     $      507
   Ratio of earnings to fixed charges (c) ...          2.96          3.27          2.95           2.66           3.96

BALANCE SHEET DATA (END OF PERIOD):
   Total assets..............................    $   15,190                  $   14,572     $   15,789     $   13,905
   Property, plant and equipment - net.......    $    9,833                  $   10,345     $   10,341     $   10,530

   Capitalization (c):
     Long-term debt, less amounts due
     currently...............................    $    3,630                  $    3,084     $    2,378     $    3,454
     Exchangeable preferred membership
     interests...............................           508                         497             --             --
     Member interests........................         3,709                       3,999          4,273          4,212
                                                 ----------                  ----------     ----------     ----------
           Total Capitalization..............    $    7,847                  $    7,580     $    6,651     $    7,666
                                                 ==========                  ==========     ==========     ==========
   Capitalization ratios (c):
     Long-term debt, less amounts due currently        46.2%                       40.7%          35.8%          45.1%
     Exchangeable preferred membership
     interests...............................           6.5                         6.6             --             --
     Member interests........................          47.3                        52.7           64.2           54.9
                                                 ----------                  ----------     ----------     ----------
           Total ............................         100.0%                      100.0%         100.0%         100.0%
                                                 ==========                  ==========     ==========     ==========
  OTHER FINANCIAL INFORMATION
   Cash provided by operating activities.....    $      788    $    1,029    $   1, 369     $      994     $    1,170
   Capital expenditures......................    $      149    $      123    $      163     $      284     $      327


---------------------------------------------
(a)  The selected financial data presented above reflects the reclassification of the Pedricktown, New Jersey (power production) business as a discontinued operation.
(b)  See the incorporated documents for additional information with respect to factors contributing to the variations on net income for the periods presented.
(c)  Calculated by dividing pretax income, excluding extraordinary charges and cumulative effects of changes in accounting principles, plus fixed charges (interest expense before capitalized interest and estimated interest within rental expense) by fixed charges.
(d)  Membership interests at September 30, 2004 and December 31, 2003 and 2002 include $266 million of original non-cash capital contribution related to the issuance of the exchangeable subordinated notes. In July 2003,
     Energy exercised its right to exchange the notes for exchangeable preferred membership interests with identical economic and other terms. On April 26, 2004, TXU Corp. repurchased these securities from the holders. At
     September 30, 2004, Energy's carrying amount of the securities which remain outstanding is the $750 million liquidation amount less an approximate $242 million remaining unamortized discount and $30 million in unamortized debt issuance costs.



                                 USE OF PROCEEDS

         TXU Energy Company will not receive any cash proceeds from the issuance of the New Notes. In exchange for issuing the New Notes as described in this prospectus, TXU Energy Company will receive an equal aggregate principal amount of Old Notes, which will be cancelled.

         TXU Energy Company received approximately $798,000,000 million of net proceeds from the sale of the $800 million Floating Rate Senior Notes originally issued by TXU Energy Company on July 14, 2004. TXU Energy Company used all of the net proceeds from the sale of these notes to prepay borrowings outstanding under one of its credit facilities, the proceeds of which borrowings were advanced to affiliates.


                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         TXU Energy Company is offering to exchange the New Notes for the Old Notes, as described in this prospectus. Unlike the Old Notes, the New Notes will be registered under the Securities Act.

         The Old Notes were initially sold on July 14, 2004 to Credit Suisse First Boston LLC, Citigroup Global Markets Inc., Commerzbank Capital Markets Corp. and Calyon Securities (USA) Inc. In connection with the sale of the Old Notes, TXU Energy Company and those initial purchasers entered into a registration rights agreement, dated July 14, 2004, which requires TXU Energy Company, among other things, to:

                  (a) use its reasonable best efforts to cause an exchange offer registration statement that it files with the SEC under the Securities Act, with respect to the New Notes identical in all material respects to the Old Notes, to be declared effective under the Securities Act within 270 days after July 14, 2004, and upon the effectiveness of the exchange offer registration statement to promptly offer the New Notes for the Old Notes and consummate the exchange offer within 315 days after July 14, 2004 and/or

                  (b) in any of the circumstances described in the next paragraph, to cause a shelf registration statement that it files with the SEC covering continuous re-sales of the Old Notes or New Notes to be declared effective under the Securities Act within the later of (i) 180 days after being required or requested to file a shelf registration statement and (ii) 270 days after July 14, 2004.

         TXU Energy Company may file a shelf registration statement if (i) TXU Energy Company is not permitted to effect the exchange offer because of any change in law or in applicable interpretations of the staff of the SEC, or for any other reason the exchange offer is not consummated on or prior to 315 days after July 14, 2004, (ii) any initial purchaser so requests with respect to Old Notes not eligible to be exchanged for New Notes or (iii) any holder, other than a broker-dealer, is not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or, in the case of any holder, other than a broker-dealer, that participates in the exchange offer, such holder does not receive freely tradeable New Notes on the date of the exchange and any such holder so requests.

         The registration rights agreement also provides that if TXU Energy Company fails to perform any of its obligations set forth in (a) and (b) above, the interest rate on the Old Notes will be increased by 0.50% per annum until the default is cured, or if earlier, the date on which the Old Notes may first be resold in reliance on Rule 144(k) of the Securities Act; provided however, the additional interest rate may not exceed in the aggregate 0.50% per annum.

         The New Notes referred to in (a) above will be issued in a like principal amount and identical in all material respects as the Old Notes, except that the New Notes will be registered under the Securities Act and will be issued without a restrictive legend. Consequently, the New Notes, unlike the Old Notes, may be resold by a holder without any restrictions on their transfer under the Securities Act. Also, the registration rights and related additional interest provisions applicable to the Old Notes do not apply to the New Notes.

         A copy of the registration rights agreement has been filed as an exhibit to the exchange offer registration statement of which this prospectus is a part. The exchange offer contemplated hereby is being made pursuant to the registration rights agreement.

         The term "holder" with respect to this exchange offer means any person in whose name Old Notes are registered on TXU Energy Company's books, any other person who has obtained a properly completed assignment from the registered holder or any DTC participant whose Old Notes are held of record by DTC.

         By tendering Old Notes for New Notes in this exchange offer, a holder is deemed to represent to TXU Energy Company that:

         o any New Notes to be received by the holder will be acquired in the ordinary course of the holder's business;

         o the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes within the meaning of the Securities Act;

         o the holder is not an "affiliate" of TXU Energy Company, as defined in Rule 405 under the Securities Act, since affiliates of TXU Energy Company may not participate in the exchange offer; and

         o if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the New Notes.

         Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third-parties, TXU Energy Company believes that the New Notes issued pursuant to this exchange offer may be offered for resale and resold or otherwise transferred by any holder of the New Notes, other than any holder which is an "affiliate" of TXU Energy Company within the meaning of Rule 405 under the Securities Act, and except as otherwise discussed below with respect to holders which are broker-dealers, without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as the New Notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution within the meaning of the Securities Act of the New Notes. Any holder who tenders Old Notes in this exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this prospectus be used for any offer to resell or any resale or other transfer in connection with a distribution of the New Notes. In the event that TXU Energy Company's belief is not correct, holders of the New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the Securities Act may incur liability under the Securities Act. TXU Energy Company will not assume or indemnify holders against any such liability.

         Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must agree to deliver a prospectus in connection with any resale of these New Notes. These broker-dealers may use this prospectus for this purpose. Each of these broker-dealers may be deemed to be an "underwriter" within the meaning of the Securities Act.

         Affiliates of TXU Energy Company, within the meaning of Rule 405 of the Securities Act, and broker-dealers that acquired Old Notes directly from TXU Energy Company may not rely on the above-mentioned interpretive letters written by the staff of the SEC. Consequently, those affiliates and broker-dealers may not participate in this exchange offer. They must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of their Old Notes. This prospectus may not be used for any such resale of Old Notes.

         TXU Energy Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in this exchange offer.

         This exchange offer is not being made to, nor will TXU Energy Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of that jurisdiction.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, TXU Energy Company will accept any and all Old Notes properly tendered and not validly withdrawn prior to midnight, New York City time, on the date the exchange offer expires. Holders may tender their Old Notes in whole or in part in minimum denominations only of $1,000 and integral multiples of $1,000 in excess thereof. For each Old Note accepted for exchange, the holder of the Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

         The form and terms of the New Notes will be the same as the form and terms of the Old Notes. However, the registration rights and related additional interest provisions and the transfer restrictions applicable to the Old Notes will not be applicable to the New Notes and the New Notes, unlike the Old Notes, will be registered under the Securities Act. The New Notes will evidence the same debt as the Old Notes . The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued.

         No interest will be paid in connection with this exchange. The New Notes will bear interest, at the applicable interest rate, from and including the last interest payment date on the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on these Old Notes at the time of tender or exchange. Rather, interest will be paid on the exchanged New Notes on the first Interest Payment Date after the expiration of the exchange offer.

         As of the date of this prospectus, $400,000,000 in aggregate principal amount of the Old Notes is outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of Old Notes.

         TXU Energy Company will be deemed to have accepted validly tendered Old Notes when it shall have given oral, promptly confirmed in writing, or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from TXU Energy Company.

         If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of any of the conditions under "Conditions to the Exchange Offer" below, the tendered Old Notes will be returned, without expense, to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS TO THE EXCHANGE OFFER

         The exchange offer will expire at midnight, New York City time, on , unless extended. If extended, "expiration date" shall refer to the latest date and time to which the exchange offer is extended.

         TXU Energy Company will notify the exchange agent of any extension of the current expiration date by oral, promptly confirmed in writing, or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after such expiration date.

         TXU Energy Company reserves the right, in its reasonable discretion,

         o to delay accepting any Old Notes subsequent to the expiration date only if the delay is in anticipation of receiving any necessary governmental approvals, to extend this exchange offer or to terminate this exchange offer if any of the conditions set forth below under - "Conditions to the Exchange Offer" shall not have been satisfied, by giving oral notice, promptly confirmed in writing, or written notice of such delay, extension or termination to the exchange agent, or

         o    to amend the terms of this exchange offer in any manner.

         Any such delay, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If TXU Energy Company amends this exchange offer in a manner that TXU Energy Company determines, in its reasonable discretion, constitutes a material change, TXU Energy Company will promptly disclose the material change by means of a prospectus supplement. TXU Energy Company will distribute the prospectus supplement to the registered holders of Old Notes, and will extend this exchange offer to the extent required by law.

         Without limiting the manner in which TXU Energy Company may choose to make a public announcement of any delay, extension, amendment or termination of this exchange offer, TXU Energy Company will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

         Upon satisfaction or waiver of all the conditions to this exchange offer, TXU Energy Company will accept, promptly after the expiration date, all Old Notes properly tendered and not validly withdrawn and will promptly issue the New Notes after the expiration date. See - "Conditions to the Exchange Offer" below. For purposes of this exchange offer, TXU Energy Company will be deemed to have accepted properly tendered Old Notes for exchange when it shall have given oral, promptly confirmed in writing, or written notice thereof to the exchange agent.

         New Notes will only be issued after the exchange agent timely receives
(1) a properly completed and duly executed letter of transmittal, or facsimile thereof, or an agent's message (as hereinafter defined), and (2) all other required documents. TXU Energy Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer; however, TXU Energy Company will not waive any condition with respect to an individual holder unless TXU Energy Company waives the condition for all holders.

         Old Notes that are not accepted for exchange and Old Notes submitted for a greater principal amount than the tendering holder desires to exchange will be returned, without expense, to the tendering holder promptly after the expiration or termination of this exchange offer.
CONDITIONS TO THE EXCHANGE OFFER

         TXU Energy Company may terminate this exchange offer before the expiration date, or before acceptance of the Old Notes with respect to any conditions relating to necessary governmental approvals. In the event TXU Energy Company so terminates this exchange offer, TXU Energy Company will not exchange any New Notes for any Old Notes, if:

         o any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer which, in TXU Energy Company's reasonable judgment, might materially impair its ability to proceed with this exchange offer; or

         o any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, that, in TXU Energy Company's reasonable judgment, might materially impair its ability to proceed with this exchange offer.

         If TXU Energy Company determines in its reasonable discretion that any of the above conditions exist, TXU Energy Company may:

         o refuse to accept any tendered Old Notes and promptly return all previously tendered Old Notes to the tendering holders;

         o extend this exchange offer and retain all Old Notes tendered prior to the expiration date, subject, however, to the rights of holders who tendered the Old Notes to withdraw their tendered Old Notes; or

         o waive the unsatisfied conditions with respect to this exchange offer and accept all properly tendered Old Notes which have not been validly withdrawn. If the waiver constitutes a material change to this exchange offer, TXU Energy Company will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and TXU Energy Company will extend this exchange offer to the extent required by law.

         While TXU Energy Company reserves the right to waive any defects or irregularities in the conditions to the exchange offer, TXU Energy Company will not waive any condition with respect to an individual holder unless TXU Energy Company waives the condition for all holders.

PROCEDURES FOR TENDERING--REGISTERED HOLDERS AND DTC PARTICIPANTS

         Registered holders of Old Notes, as well as beneficial owners who are direct participants in DTC, who desire to participate in this exchange offer should follow the directions set forth below and in the letter of transmittal.

         All other beneficial owners should follow the instructions received from their broker or nominee and should contact their broker or nominee directly. The instructions set forth below and in the letter of transmittal DO NOT APPLY to these beneficial owners.

     REGISTERED HOLDERS

         A registered holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent prior to the expiration date. In addition, certificates for the tendered Old Notes must be received by the exchange agent along with the letter of transmittal.

         The Old Notes will be properly tendered if the letter of transmittal and other required documents are received by the exchange agent at the address set forth below under - "Exchange Agent" prior to the expiration date.

         The tender by a holder that is not validly withdrawn prior to the expiration date will constitute an agreement between the holder and TXU Energy Company in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

         THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER, BUT THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO OLD NOTES, LETTER OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO TXU ENERGY COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

         Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered

         o by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal or

         o    for the account of an Eligible Institution (as defined below).

         In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act. In this prospectus, TXU Energy refers to the institutions described in the preceding sentence as Eligible Institutions.

         If a letter of transmittal is signed by a person other than the registered holder of any Old Notes listed in the letter, the Old Notes must be endorsed or accompanied by a properly completed bond power signed by the registered holder as the registered holder's name appears on that registered holder's Old Notes.

         If a letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, that person or persons should so indicate when signing. Moreover, unless waived by TXU Energy Company, evidence satisfactory to TXU Energy Company must be submitted with the letter of transmittal as to the authority of that person or persons to sign the letter of transmittal.

     DTC PARTICIPANTS

         Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer their Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. These deliveries must be accompanied by either

         o the letter of transmittal or facsimile thereof, with any required signature guarantees or

         o    an agent's message (as hereinafter defined),

and any other required documents, and must, in any case, be transmitted to and received by the exchange agent at the address set forth below under - "Exchange Agent" prior to the expiration date. The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus.

         The term "agent's message" means a message, electronically transmitted by DTC to, and received by, the exchange agent, and forming a part of the Book-Entry Confirmation, as defined in the letter of transmittal, which states that DTC has received an express acknowledgement from a holder of Old Notes stating that the holder has received and agrees to be bound by, and makes each of the representations and warranties contained in the letter of transmittal, and that the holder agrees that TXU Energy Company may enforce the letter of transmittal against the holder.

     MISCELLANEOUS

         All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by TXU Energy Company in its reasonable discretion, which determination will be final and binding. TXU Energy Company reserves the absolute right to reject any and all Old Notes not properly tendered or any tendered Old Notes that TXU Energy Company's acceptance of which would, in the opinion of TXU Energy Company's counsel, be unlawful. TXU Energy Company's reasonable interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time that TXU Energy Company shall reasonably determine. Although TXU Energy Company intends to notify tendering holders of defects or irregularities with respect to their tenders of Old Notes, none of TXU Energy Company, the exchange agent, nor any other person shall incur any liability for failure to give this notification. Old Notes will not be deemed properly tendered until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered, and which have not been cured or waived, will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration or termination of this exchange offer.

         New Notes will be issued only after timely receipt by the exchange agent of (1) certificates for the Old Notes tendered for exchange or a timely Book-Entry Confirmation of the tendered Old Notes into the exchange agent's account at DTC, (2) a properly completed and duly executed letter of transmittal, or facsimile thereof, or agent's message in lieu thereof and (3) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of this exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to the tendering holder thereof, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the unaccepted or non-exchanged Old Notes will be credited to an account maintained with DTC, promptly after the expiration or termination of this exchange offer.

         Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See the section of this prospectus titled PLAN OF DISTRIBUTION.

         TXU Energy Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date or, as set forth above under - "Conditions to the Exchange Offer," to terminate this exchange offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of these purchases or offers could differ from the terms of this exchange offer.

WITHDRAWAL OF TENDERS OF OLD NOTES

         Except as otherwise provided herein, tenders of Old Notes may be validly withdrawn at any time prior to midnight, New York City time, on the expiration date.

         To validly withdraw a tender of Old Notes in this exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to midnight, New York City time, on the expiration date. Any notice of withdrawal must

         o specify the name of the person having deposited the Old Notes to be withdrawn, which TXU Energy Company refers to as the "Depositor,"

         o identify the Old Notes to be withdrawn, including the certificate number unless tendered by book-entry transfer,

         o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender, and

         o specify the name in which any Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by any method of delivery described in this paragraph.

         All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by TXU Energy Company in its reasonable discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been properly tendered for purposes of this exchange offer and will be returned to the holder thereof without cost to the holder promptly after withdrawal. Consequently, no New Notes will be issued with respect any Old Notes so withdrawn and determined not to have been properly tendered unless these Old Notes are properly retendered. Validly withdrawn Old Notes may be properly retendered by following one of the procedures described above under - "Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

         The Bank of New York has been appointed as exchange agent of this exchange offer. Requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

         The Bank of New York
         Corporate Trust Operations
         Reorganization Unit
         101 Barclay Street - 7 East
         New York, New York 10286
         Reference: TXU Energy Company

         Attention:  Giselle Guadalupe

         By Telephone:  (212) 815-6331
         By Facsimile:   (212) 298-1915

FEES AND EXPENSES

         TXU Energy Company will pay the expenses, if any, of soliciting tenders. TXU Energy has not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. TXU Energy, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. TXU Energy Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange for their customers.

         TXU Energy Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to this exchange offer. If, however, certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the related letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to this exchange offer, then the amount of any resulting transfer tax, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of any applicable transfer tax, or of an applicable exemption, is not submitted with the letter of transmittal, the amount of any applicable transfer tax will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

         TXU Energy Company will record the New Notes at the same carrying value as the Old Notes for which they are exchanged, which is the aggregate principal amount of tendered Old Notes, as reflected in TXU Energy Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with this exchange offer. The cost of this exchange offer will be amortized over the term of the New Notes.

APPRAISAL OR DISSENTERS' RIGHTS

         Holders of the Old Notes will not have appraisal or dissenters' rights in connection with this exchange offer.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

         TXU Energy Company issued the Old Notes, and will issue the New Notes, under the Indenture, as supplemented by an officer's certificate. This section summarizes the material terms of the New Notes and the Indenture, as supplemented by the officer's certificate. This summary does not contain a complete description of the New Notes, the Indenture or the officer's certificate. You should read this summary together with the Indenture and officer's certificate for a complete understanding of all of the provisions and for the definitions of some terms used in this summary. The Indenture and the officer's certificate are available upon request to TXU Energy Company or the Trustee. The Indenture, the officer's certificate and a form of New Note have been filed with the SEC as exhibits to the exchange offer registration statement of which this prospectus is a part. In addition, the Indenture is qualified under the Trust Indenture Act of 1939 and is therefore subject to the provisions of that Act. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions. In this section, TXU Energy Company includes references in parentheses to sections of the Indenture. Whenever TXU Energy Company refers to particular sections or defined terms of the Indenture herein, those sections or defined terms are incorporated by reference herein.

         The New Notes are a series of debt securities that TXU Energy Company may issue under the Indenture. In this prospectus, TXU Energy Company refers to the New Notes and all other debt securities issued under the Indenture, including any Remaining Old Notes, collectively as Debt Securities. The Indenture permits TXU Energy Company to issue an unlimited amount of Debt Securities from time to time. All Debt Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Debt Securities of that series. This means that TXU Energy Company may from time to time, without the consent of the existing holders of the New Notes of any series, create and issue further Debt Securities having the same terms and conditions as the New Notes in all respects, except for issue date, issue price and, if applicable, the initial interest payment on these Debt Securities. Additional Debt Securities issued in this manner will be consolidated with, and will form a single series with, the New Notes.

         The New Notes and other Debt Securities issued under the Indenture will rank equally with all of TXU Energy Company's other senior unsecured and unsubordinated debt. As of September 30, 2004, there was no secured indebtedness outstanding at TXU Energy Company. See - "Significant Covenants - Limitation on Liens" below.

         TXU Energy Company is a holding company and conducts its operations primarily through wholly-owned subsidiaries. Substantially all of TXU Energy Company's consolidated assets are held by these subsidiaries. Accordingly, TXU Energy Company's cash flows and ability to meet the obligations with respect to the New Notes are largely dependent upon the earnings of its subsidiaries and the payment of these earnings to TXU Energy Company in the form of distributions, loans or advances, and repayment of loans or advances from TXU Energy Company. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due with respect to the New Notes or to make any funds available for these payments.

         Because TXU Energy Company is a holding company, its obligations with respect to the New Notes and any Remaining Old Notes are structurally subordinated to all existing and future liabilities and any future preferred equity interests of its subsidiaries. As of September 30, 2004, TXU Energy Company's consolidated subsidiaries had $31 million of outstanding debt. The terms of the New Notes provide for limitations on the ability of TXU Energy Company's subsidiaries to incur additional debt. See - "Significant Covenants - Limitation on Subsidiary Debt" below.

         The covenants contained in the Indenture will not afford holders of New Notes protection in the event of a highly-leveraged transaction involving TXU Energy Company.

         The New Notes will be identical in all material respects to the Old Notes, except that the registration rights and related additional interest provisions and transfer restrictions applicable to the Old Notes are not applicable to the New Notes. The New Notes will be of the same series as the Old Notes, and will be considered as a single class for purposes of any acts of Holders, such as voting and consents, under the Indenture. To the extent any Old

Notes are not exchanged for New Notes, those Old Notes will remain outstanding under the Indenture and will rank pari passu with the New Notes.

          The New Notes will be issued in fully registered form, without interest coupons, and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The New Notes will initially be issued in book-entry form and will be represented by a fully registered global certificate. The global certificate will be registered in the name of Cede & Co., as registered owner and as nominee for DTC. Purchases of beneficial interests in the global certificate will be made in book-entry form. Except under the limited circumstances described in this prospectus, purchasers of these beneficial interests will not receive certificates representing their beneficial interests in the New Notes. See - "Book-Entry" below.

         The New Notes may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York, New York, New York.

MATURITY AND INtEREST

         The New Notes will mature on January 17, 2006 unless earlier redeemed. Interest on the Notes will:

         o be borne at an annual rate equal to 3-month LIBOR (as defined below), reset quarterly, plus 0.78% and will be payable in US dollars;

         o be computed for each interest period on the basis of the actual number of days for which interest is payable in such interest period, divided by 360;

         o be payable in arrears on April 14, 2005, July 14, 2005, October 14, 2005 and January 17, 2006 (each an interest payment date), for the period, which is referred to as an interest period, commencing on and including the immediately preceding interest payment date to, but excluding the applicable interest payment date, and at any redemption prior to maturity;

         o    accrue from the date of the last interest payment on the Old
              Notes; and

         o be paid to the persons in whose names the New Notes are registered at the close of business on the 15th calendar day before each interest payment date for the New Notes. TXU Energy Company shall not be required to make transfers or exchanges of the New Notes for a period of 15 calendar days before an interest payment date.

         If any interest payment date (other than an interest payment date coinciding with the maturity date or earlier redemption date) falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, provided that, if such business day falls in the next succeeding calendar month, the interest payment date will be brought forward to the immediately preceding business day. If the maturity date or redemption date of a New Note would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the maturity date or redemption date to such next succeeding business day. The term "business day" means, with respect to any New Note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close, provided such day is also a London banking day. "London banking day" means any day on which commercial banks are open for business, including dealings in US dollars, in London.

         3-MONTH LIBOR

         The annual rate of interest payable on the New Notes will be reset on the first day of each interest period for the New Notes, which is referred to as the interest reset date.

         The calculation agent will determine 3-month LIBOR on the second London banking day preceding the related interest reset date, which will be referred to as the interest determination date.

         "3-month LIBOR" means:

         (a) the rate for three-month deposits in US dollars commencing on the related interest reset date, that appears on the Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the interest determination date; or

         (b) if no rate appears on the particular interest determination date on the Moneyline Telerate Page 3750, the rate calculated by the calculation agent as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation for deposits in US dollars for the period of three months, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in US dollars in that market at that time; or

         (c) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the Trustee as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular interest determination date by three major banks in The City of New York selected by the calculation agent for loans in US dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in US dollars in that market at that time; or

         (d) if the banks so selected by the calculation agent are not quoting as mentioned in clause (c), 3-month LIBOR in effect on the particular interest determination date.

         "Moneyline Telerate Page 3750" means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for US dollars.

OPTIONAL REDEMPTION

         TXU Energy Company may redeem the New Notes, in whole or in part, at its option, at any time prior to their maturity, upon not less than 20 days' notice before the redemption date, at the redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date.

         If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

         Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the New Notes or portions thereof called for redemption.

PAYMENT AND PAYING AGENTS

         Interest on each New Note payable on any interest payment date will be paid to the person in whose name that New Note is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any New Note, the defaulted interest may be paid to the holder of that New Note as of the close of business on a date between 10 and 15 days before the date proposed by TXU Energy Company for payment of the defaulted interest or in any other manner permitted by any securities exchange on which that New Note may be listed, if the Trustee finds it workable. (Indenture, Section 307.)

         Principal, premium, if any, and interest on the New Notes at maturity will be payable upon presentation of the New Notes at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Energy Company. However, TXU Energy Company may choose to make payment of interest by check mailed to the address of the persons entitled to the payment. TXU Energy Company may change the place of payment on the New Notes, appoint one or more additional paying agents (including TXU Energy Company) and remove any paying agent, all at the discretion of TXU Energy Company. (Indenture, Section 602.)

REGISTRATION AND TRANSFER

         The transfer of New Notes may be registered, and New Notes may be exchanged for other New Notes of authorized denominations and with the same terms and principal amount, at the offices of the Trustee in New York, New York. (Indenture, Section 305.) TXU Energy Company may designate one or more additional places, or change the place or places previously designated, for the registration of the transfer and the exchange of the New Notes. (Indenture, Section 602.) No service charge will be made for any registration of transfer or exchange of the New Notes. However, TXU Energy Company may require payment to cover any tax or other governmental charge that may be imposed in connection with the registration of transfer or exchange. TXU Energy Company will not be required to execute or to provide for the registration of transfer or the exchange of

         o    any New Note during the 15 days before an interest payment date,

         o any New Note during the 15 days before giving any notice of redemption, or

         o any New Note selected for redemption except the unredeemed portion of any New Note being redeemed in part.

(Indenture, Section 305.)

DEFEASANCE

         TXU Energy Company will be discharged from its obligations on the New Notes if it irrevocably deposits with the Trustee or any paying agent, other than TXU Energy Company, sufficient cash or US government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of the New Notes. (Indenture, Section 701.)

SIGNIFICANT COVENANTS

     LIMITATION ON LIENS

         For so long as any of the New Notes remain outstanding, TXU Energy Company may not, and shall not permit any of its subsidiaries to, create, incur or assume any lien (other than Permitted Liens) upon any of their respective properties or assets, in order to secure any Debt, without the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which this covenant is made, considered as one class. This covenant will not, however, prohibit the creation, incurrence or assumption of any lien if, contemporaneously therewith, either:

         o TXU Energy Company makes effective provision whereby all of the affected Debt Securities (including the New Notes) then outstanding will be secured equally and ratably with the other Debt with a lien on the same properties or assets (unless the other Debt is subordinated to the New Notes, in which case all of the New Notes then outstanding will be secured prior to the other Debt with a lien on the same properties or assets); or

         o TXU Energy Company delivers to the Trustee bonds, notes or other evidences of indebtedness secured equally and ratably with the other Debt with a lien on the same properties or assets (unless the other Debt is subordinated to the Notes, in which case all of the New Notes then outstanding will be secured prior to the other Debt with a lien on the same properties or assets) in an aggregate principal amount equal to the aggregate principal amount of the New Notes then outstanding and which meet the other requirements set forth in the officer's certificate relating to the New Notes.

     LIMITATION ON SUBSIDIARY DEBT

         For so long as any of the New Notes remain outstanding, without the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which this covenant is made, considered as one class, TXU Energy Company may not permit any of its subsidiaries to create, incur or assume any Debt other than Permitted Subsidiary Debt.

     LIMITATION ON ASSET SALES

         For so long as any of the New Notes remain outstanding, without the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which this covenant is made, considered as one class, and except for the sale of the properties and assets of TXU Energy Company as an entirety or substantially as an entirety as contemplated under - "Consolidation, Merger and Sale of Assets" below, and other than properties or assets required to be sold to conform with governmental requirements, TXU Energy Company may not, and may not permit any of its subsidiaries to, consummate any Asset Sale, if the aggregate net book value of all such Asset Sales consummated during the four calendar quarters immediately preceding any date of determination would exceed 10% of the total assets of TXU Energy Company and its consolidated subsidiaries as shown on TXU Energy Company's most recent quarterly audited or unaudited consolidated balance sheet; provided, however, that any such Asset Sale will be disregarded for purposes of the 10% limitation specified above:

         o to the extent that the properties or assets sold are, in TXU Energy Company's opinion, worn out or are not useful or necessary in connection with the operation of the business of TXU Energy Company or its subsidiaries;

         o to the extent the properties or assets sold are being transferred to a wholly-owned subsidiary of TXU Energy Company;

         o    to the extent that the cash or other proceeds thereof

              (1) are, within 12 months of the consummation of the Asset Sale, invested or reinvested by TXU Energy Company or any of its subsidiaries in a Permitted Business,

              (2) are used by TXU Energy Company or any of its subsidiaries to repay Debt of TXU Energy Company or the subsidiary, or

              (3) are retained by TXU Energy Company or any of its subsidiaries.

     DEFINITIONS

         For purposes of this subsection, - "Significant Covenants," the following terms have the meanings given below:

         "Asset Sale" means any sale of any properties or assets of TXU Energy Company or any of its subsidiaries including by way of the sale by TXU Energy Company or any of its subsidiaries of equity interests in any subsidiary or by way of a sale-leaseback or similar transaction; provided, however, that "Asset Sale" does not include:

         o any sales of accounts receivable, energy, fuel or other commodities or the right or obligation to purchase, or other contracts or derivatives associated with, energy, fuel or other commodities;

         o any energy and commodity trading, marketing or risk management activities;

         o    any sale-leaseback or similar transaction that results in Debt;
              or

         o any sale-leaseback or similar transaction completed within twelve months from the later of the time the property that is the subject of the transaction is acquired and the time it is placed into commercial operation by TXU Energy Company or any of its subsidiaries.

         "Capitalized Lease Liabilities" of any entity means the amount, if any, shown as liabilities on the entity's unconsolidated balance sheet for capitalized leases of property not owned by the entity, which amount shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which such entity is engaged.

         "Debt" means, with respect to any entity:

         o indebtedness of the entity for borrowed money evidenced by a bond, debenture, note or other similar instrument or agreement by which the entity is obligated to repay the borrowed money;

         o    Capitalized Lease Liabilities of the entity; and

         o any guaranty by the entity of any such indebtedness or Capitalized Lease Liabilities of another entity.

However, "Debt" does not include, among other things:

         o indebtedness of the entity under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

         o trade obligations (including obligations under agreements relating to the purchase and sale of any commodity, including fuel or power purchase or sale agreements, tolling agreements, and any commodity, currency, interest rate, weather or other hedges or derivatives regardless of whether any such transaction is a "financial" or physical transaction) or other obligations of the entity in the ordinary course of business; or

         o obligations of the entity under any lease agreement (including any lease intended as security), other than Capitalized Lease Liabilities.

         "Permitted Business" means a business that is the same or similar to the business of TXU Energy Company or any subsidiary as of the original issue date of the New Notes, or any business reasonably related thereto.

         "Permitted Liens" means any:

         (1)  liens existing at the original issue date of the New Notes;

         (2) vendors' liens, purchase money liens and other liens placed on property at, or within twelve months following, the later of the date of the acquisition of the property and the date the property is placed into commercial operation by TXU Energy Company or any subsidiary and liens to secure or provide for the acquisition, construction, improvement, expansion or development of property by TXU Energy Company or any subsidiary; provided that the lien may not extend to or cover any other property of TXU Energy Company or any subsidiary;

         (3) liens on cash or securities (other than equity interests issued by any subsidiary), deposit accounts and interests in general or limited partnerships (other than equity interests issued by any subsidiary);

         (4) liens on property or equity interests, or arising out of any Debt, of any entity existing at the time the entity is merged into or consolidated with TXU Energy Company or any of its subsidiaries;

         (5) liens in connection with the issuance of tax-exempt pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended, and any taxable bonds that TXU Energy Company intends to refinance with the tax-exempt bonds, to finance all or any part of the purchase price of or the cost of constructing, equipping or improving property, provided that

              (i) the liens are limited to the property acquired or constructed or improved and to substantially unimproved real property on which the construction or improvement is located; and

              (ii) TXU Energy Company or any of its subsidiaries may further secure all or any part of the purchase price or the cost of construction or improvement by an interest on additional property of TXU Energy Company or any of its subsidiaries only to the extent necessary for the construction, maintenance and operation of, and access to, the property so acquired or constructed or the improvement;

         (6) liens on contracts, leases, and other agreements; any liens on contract rights, bills, notes and other instruments; any liens on revenues, accounts, accounts receivable and unbilled revenues, claims, credits, demands and judgments; any liens on governmental and other licenses, permits, franchises, consents and allowances; and any liens on intellectual property rights and other general intangibles;

         (7) liens, including in connection with sale-leaseback transactions, on natural gas, coal, lignite, oil or other mineral properties or nuclear fuel owned or leased by TXU Energy Company or any of its subsidiaries;

         (8) liens on vehicles and movable equipment, vessels and marine equipment, and aircraft and parts, accessories and supplies used in connection therewith;

         (9) liens on furniture, computers, data processing, telecommunications and other equipment, facilities and apparatus used primarily for administrative or clerical purposes;

         (10) liens on property which is the subject of a lease agreement (other than any lease agreement for which TXU Energy Company or any of its subsidiaries has incurred Capitalized Lease Liabilities) designating TXU Energy Company or any of its subsidiaries as lessee and all right, title and interest of TXU Energy Company or the applicable subsidiary in the property and such lease agreement, whether or not the lease agreement is intended as security;

         (11) liens on the rights of TXU Mining and TXU Fuel under the existing Operating Agreements identified in the officer's certificate;

         (12) other liens securing Debt, the aggregate principal amount of which, together with the aggregate amount of Debt of TXU Energy Company's subsidiaries issued under clause (5) of the definition of Permitted Subsidiary Debt, does not exceed 10% of the total assets of TXU Energy Company and its consolidated subsidiaries as shown on TXU Energy Company's most recent audited or unaudited consolidated balance sheet; and

         (13) liens granted in connection with extending, renewing, replacing or refinancing, in whole or in part, the Debt secured by liens described above (to the extent of such Debt so extended, renewed, replaced or refinanced).

In determining whether any Lien is a Permitted Lien, TXU Energy Company may rely on one or more clauses of the definition of Permitted Liens with respect to the Lien.

         "Permitted Subsidiary Debt" means any:

         (1)  Debt existing at the original issue date of the New Notes;

         (2) Debt incurred at the time of, or within twelve months following the later of the acquisition of property and the placement of the property into commercial operation by the subsidiary, or incurred to provide for the construction, improvement, expansion or development of property, provided that no such Debt shall be incurred in an amount greater than the fair value of the property so acquired, constructed, improved, expanded or developed;

         (3) Debt of any entity existing at the time the entity was merged into or consolidated with the subsidiary;

         (4) Debt incurred in connection with borrowings from TXU Energy Company or any wholly-owned subsidiary of TXU Energy Company;

         (5) other Debt (whether or not secured), provided that the sum of (i) the aggregate amount of the Debt of TXU Energy Company issued pursuant to clause (12) of the definition of Permitted Liens, plus (ii) the aggregate amount of Debt of subsidiaries issued pursuant to this clause (5), does not exceed 10% of the total assets of TXU Energy Company and its consolidated subsidiaries as shown on TXU Energy Company's most recent audited or unaudited consolidated balance sheet; and

         (6) Debt incurred in connection with extending, renewing, replacing or refinancing, in whole or in part, the Debt described in the foregoing clauses, to the extent of the principal amount of the Debt so extended, renewed, replaced or refinanced.

In determining whether any Debt is Permitted Subsidiary Debt, TXU Energy Company may rely on one or more clauses of the definition of Permitted Subsidiary Debt with respect to the Debt.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         Under the terms of the Indenture, TXU Energy Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any entity, unless:

         o the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases TXU Energy Company's properties and assets substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Energy Company's obligations on all New Notes and under the Indenture;

         o immediately after giving effect to the transaction, no event of default under the Indenture, or event which, after notice or lapse of time or both, would become an event of default under the Indenture, shall have occurred and be continuing; and

         o TXU Energy Company shall have delivered to the Trustee an officer's certificate and an opinion of counsel as provided in the Indenture.

The terms of the Indenture do not restrict TXU Energy Company in a merger in which TXU Energy Company is the surviving entity. (Indenture, Section 1101.)

EVENTS OF DEFAULT

         "Event of default," when used in the Indenture with respect to a particular series of Debt Securities, means any of the following:

         o failure to pay interest on any Debt Security of that series for 30 days after it is due;

         o failure to pay the principal of or any premium on any Debt Security of that series when due;

         o failure to perform any other covenant in the Indenture, other than a covenant that does not relate to that series of Debt Securities, that continues for 90 days after TXU Energy Company receives written notice from the Trustee, or TXU Energy Company and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding Debt Securities of that series;

         o events of bankruptcy, insolvency or reorganization of TXU Energy Company specified in the Indenture; or

         o additionally, with respect to the Notes, the occurrence of any default or similar event under the terms of TXU Energy Company's exchangeable subordinated notes (or any security of TXU Energy Company or its subsidiaries issued directly or indirectly upon the conversion, exchange or extension (in whole or in part) of the notes) that results in the acceleration (or other mandatory repayment prior to the maturity date) of the notes or such other security or the failure to pay the notes or such other security at maturity.

(Indenture, Section 801.)

         An event of default for a particular series of Debt Securities does not necessarily constitute an event of default for the New Notes or any other series of Debt Securities issued under the Indenture. The Trustee may withhold notice to the holders of Debt Securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

REMEDIES

         If an event of default under the Indenture for Debt Securities of a particular series occurs and continues, the Trustee or the holders of at least 33% in aggregate principal amount of all the Debt Securities of that series may declare the entire principal amount of all the Debt Securities of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding Debt Securities under the Indenture, only the Trustee or holders of at least 33% in aggregate principal amount of all outstanding Debt Securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

         At any time after a declaration of acceleration with respect to the Debt Securities of a particular series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default under the Indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

         o TXU Energy Company has paid or deposited with the Trustee a sum sufficient to pay:

              (1) all overdue interest on all Debt Securities of that series;

              (2) the principal of and premium, if any, on any Debt Securities of that series that have otherwise become due and interest that is currently due;

              (3) interest on overdue interest; and

              (4) all amounts due to the Trustee under the Indenture; and

         o any other event of default under the Indenture with respect to the Debt Securities of that series has been cured or waived as provided in the Indenture.

         There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Energy Company. (Indenture, Section 802.)

         Other than its duties in case of an event of default under the Indenture, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. However, if the event of default under the Indenture relates to more than one series of Debt Securities, only the holders of a majority in aggregate principal amount of all affected series of Debt Securities, considered as one class, will have the right to give this direction. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture. (Indenture, Section 812.)

         No holder of Debt Securities of any series will have any right to institute any proceeding under the Indenture, or any remedy under the Indenture, unless:

         o the holder has previously given to the Trustee written notice of a continuing event of default under the Indenture;

         o the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an event of default under the Indenture has occurred and is continuing have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

         o the Trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an event of default under the Indenture has occurred and is continuing, inconsistent with the written request of holders referred to above.

(Indenture, Section 807.)

         However, these limitations do not apply to a suit by a holder of a Debt Security for payment of the principal of or premium, if any, or interest on the Debt Security on or after the applicable due date.
(Indenture, Section 808.)

         TXU Energy Company will provide to the Trustee an annual statement by an appropriate officer as to its compliance with all conditions and covenants under the Indenture. (Indenture, Section 606.)

MODIFICATION AND WAIVER

         Without the consent of any holder of Debt Securities, TXU Energy Company and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

         o to evidence the assumption by any permitted successor of the covenants of TXU Energy Company in the Indenture and in the Debt Securities;

         o to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of Debt Securities, or to surrender any right or power conferred upon TXU Energy Company;

         o to add additional events of default under the Indenture for all or any series of Debt Securities;

         o to change or eliminate or add any provision to the Indenture; provided, however, that if the change, elimination or addition will adversely affect the interests of the holders of Debt Securities of any series in any material respect, it will become effective only:

             (1) when the consent of the holders of Debt Securities of the applicable series has been obtained in accordance with the Indenture; or

             (2) when no Debt Securities of the affected series remain
                 outstanding under the Indenture;

         o    to provide additional security for any Debt Securities;

         o to establish the form or terms of Debt Securities of any other series as permitted by the Indenture;

         o to provide for the authentication and delivery of bearer securities with or without coupons;

         o to evidence and provide for the acceptance of appointment by a separate or successor Trustee or co-trustee;

         o to provide for the procedures required for use of a noncertificated system of registration for the Debt Securities of all or any series;

         o to change any place where principal, premium, if any, and interest shall be payable, Debt Securities may be surrendered for registration of transfer or exchange and notices to TXU Energy Company may be served;

         o to amend and restate the Indenture as originally executed and as amended from time to time, with the additions, deletions and other changes that do not adversely affect the interests of the holders of Debt Securities of any series in any material respect; or

         o    to cure any ambiguity or inconsistency.

(Indenture, Section 1201.)

         The holders of at least a majority in aggregate principal amount of the Debt Securities of all series then outstanding to which restrictive provisions contained or provided for in the Indenture apply, considered as one class, may waive compliance by TXU Energy Company with the applicable provisions. (Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and the covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debt Security of any series affected. (Indenture, Section 813.)

         If the Trust Indenture Act of 1939 is amended after the date of the Indenture in such a way as to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. TXU Energy Company and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

         The consent of the holders of a majority in aggregate principal amount of the Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may, without the consent of the holder of each outstanding Debt Security of each series so directly affected:

         o change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount of any Debt Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security;

         o reduce the percentage in principal amount of the outstanding Debt Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

         o modify some of the provisions of the Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Debt Securities of any series.

(Indenture, Section 1202.)

         A supplemental indenture that changes the Indenture solely for the benefit of one or more particular series of Debt Securities, or modifies the rights of the holders of Debt Securities of one or more series, will not affect the rights under the Indenture of the holders of the Debt Securities of any other series. (Indenture, Section 1202.)

         The Indenture provides that Debt Securities owned by TXU Energy Company or anyone else required to make payment on the Debt Securities or their respective affiliates shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

         TXU Energy Company may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but TXU Energy Company shall have no obligation to do so. If TXU Energy Company fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other such act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding New Notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other such act of the holders. For that purpose, the outstanding New Notes shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other such act of a holder of any Debt Security will bind every future holder of that Debt Security and the holder of every Debt Security issued upon the registration of transfer of or in exchange for that Debt Security. A transferee will also be bound by acts of the Trustee or TXU Energy Company in reliance thereon, whether or not notation of that action is made upon the Debt Security. (Indenture, Section 104.)

RESIGNATION OF A TRUSTEE

         The Trustee may resign at any time by giving written notice to TXU Energy Company or may be removed at any time by act of the holders of a majority in principal amount of all series of Debt Securities then outstanding delivered to the Trustee and TXU Energy Company. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Energy Company has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and the successor has accepted the appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Section 910.)

NOTICES

         Notices to holders of the New Notes will be given by mail to the addresses of the holders as they may appear in the security register for the New Notes. (Indenture, Section 106.)

TITLE

         TXU Energy Company, the Trustee, and any agent of TXU Energy Company or of the Trustee, may treat the person in whose name any New Note is registered as the absolute owner of that New Note, whether or not the New Note may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

GOVERNING LAW

         The Indenture and the New Notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

INFORMATION ABOUT THE TRUSTEE

         The Trustee under the Indenture will be The Bank of New York. In addition to acting as Trustee, The Bank of New York acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Energy Company and its affiliates. TXU Energy Company and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other commercial and investment banking transactions with the Trustee and its affiliates in the ordinary course of their businesses.

BOOK-ENTRY

         The certificate representing the New Notes will be issued in fully registered form, without coupons. The New Notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee in the form of a global certificate or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Upon the issuance of the global certificate, DTC or its nominee will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global certificates to the accounts of persons who have accounts with the depositary. Ownership of beneficial interests in a global certificate will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in a global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

         So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the global certificate for all purposes under the Indenture and the New Notes. No beneficial owner of an interest in a global certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

         Payments of the principal of and interest on a global certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither TXU Energy Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global certificate as shown on the records of DTC or its nominee. TXU Energy Company also expects that payments by participants to owners of beneficial interests in the global certificate held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for the customers. These payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated New Note for any reason, including to sell New Notes to persons in jurisdictions which require physical delivery of the New Notes or to pledge the New Notes, the holder must transfer its interest in a global certificate in accordance with DTC's applicable procedures and the procedures set forth in the Indenture.

         DTC will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global certificate is credited and only in respect of the portion of the aggregate principal amount of the New Notes as to which the participant or participants has or have given the direction. However, if there is an event of default under the New Notes, DTC will exchange a global certificate for certificated New Notes, which it will distribute to its participants.

         DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

         Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the New Notes represented by global certificates among its participants, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither TXU Energy Company nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         If DTC is at any time unwilling or unable to continue as a depositary for a global certificate and a successor depositary is not appointed by TXU Energy Company within 90 days, TXU Energy Company will issue certificated New Notes in exchange for a global certificate.

         TXU Energy Company will make all payments of principal and interest in immediately available funds.

         Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the New Notes that are not certificated New Notes will trade in DTC's Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in these interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the New Notes.

         The information in this subsection, - "Book-Entry," concerning DTC and DTC's book-entry system has been obtained from information provided by DTC.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following summary describes the material United States federal income tax consequences of exchanging Old Notes for New Notes and of the ownership and disposition of the New Notes as of the date of this prospectus. Thelen Reid & Priest LLP, TXU Energy Company's counsel, is of the opinion that, insofar as it relates to matters of law or legal conclusions, the following summary is accurate in all material respects. Except where noted, it deals only with New Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax-exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, persons holding New Notes as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, persons whose functional currency is not the United States dollar or former United States citizens or long-term residents who are subject to special rules on account of their loss of United Stated citizenship or resident alien status. In addition, this discussion does not address the tax consequences to persons who purchased Old Notes other than pursuant to their initial issuance and distribution, and who acquire New Notes other than in this exchange offer. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

         The discussion below is based upon the provisions of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, and administrative rulings and judicial decisions under the Internal Revenue Code as of the date of this prospectus, all of which may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

         PROSPECTIVE HOLDERS OF NEW NOTES ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

         As used in this discussion, a "United States Holder" means a beneficial owner of an Old Note or a New Note that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. As used in this discussion, the term "Non-United States Holder" means a beneficial owner of an Old Note or a New Note that is not a United States Holder.

EXCHANGE OF OLD NOTES FOR NEW NOTES

         An exchange of Old Notes for New Notes in this exchange offer will not constitute a taxable exchange of the notes for United States federal income tax purposes. Rather, the New Notes will be treated as a continuation of the Old Notes. As a result, a holder will not recognize any income, gain or loss for United States federal income tax purposes upon the exchange of Old Notes for New Notes, and the holder will have the same tax basis and holding period in the holder's New Notes as the holder had in the Old Notes immediately before the exchange.

UNITED STATES HOLDERS

     PAYMENTS OF INTEREST

         Stated interest on a New Note will be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes.

     SALE, EXCHANGE AND RETIREMENT OF THE NEW NOTES

         Upon the sale, exchange or retirement of New Notes, including a deemed disposition for United States federal income tax purposes, a United States Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the sale, exchange or retirement, other than amounts attributable to accrued but unpaid interest, and (ii) the holder's adjusted tax basis in the New Notes. The holder's adjusted tax basis in the New Notes will be, in general, its initial purchase price for the Old Notes it is exchanging. The gain or loss upon the sale, exchange or retirement of the New Notes will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the New Notes are treated as having been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. Capital gain of a non-corporate United States Holder is generally taxed at a maximum rate of 15% for years 2005 through 2008, and 20% for years 2009 and later, where the property is held for more than one year. For property held for one year or less, capital gain of a non-corporate United States Holder is generally taxed at rates applicable to ordinary income.

NON-UNITED STATES HOLDERS

     NON-UNITED STATES HOLDERS NOT ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES

         Payments of Interest
         --------------------

         Except as described in the following paragraph, a Non-United States Holder will not be subject to federal income tax on interest received on the New Notes if the interest is not effectively connected with a trade or business that the holder conducts within the United States. To obtain this tax-free treatment, the holder or a financial institution acting on behalf of the holder must file a statement with TXU Energy Company or TXU Energy Company's paying agent confirming that the holder is the beneficial owner of the New Notes and is not a United States person. The holder should make the statement on IRS Form W-8BEN, which requires the holder to certify, under penalties of perjury, the holder's name, address and status as a non-United States person. Alternatively, a financial institution holding the New Notes on behalf of the holder may file a statement confirming the holder's status as a non-United States person if the financial institution is in possession of documentary evidence of the non-United States status, as prescribed in the Treasury Regulations. However, if TXU Energy Company has actual knowledge or reason to know that the beneficial owner of the New Notes is a United States Holder, TXU Energy Company must disregard any certificate or statement to the contrary and withhold federal income tax.

         The exemption described above is not available to a Non-United States Holder that (a) owns 10% or more of TXU Energy Company's membership interests, either actually or by application of constructive ownership rules, or (b) is a controlled foreign corporation related to TXU Energy Company through ownership of membership interests. TXU Energy Company will withhold federal income tax at the rate of 30% or lower treaty rate, if applicable in the case of interest payments to holders described in this paragraph.

         Sale, Exchange and Retirement of the New Notes
         ----------------------------------------------

         A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or retirement of a New Note, including a deemed disposition for United States federal income tax purposes, unless (1) the gain is effectively connected with the holder's trade or business in the United States (discussed below); or (2) in the case of a Non-United States Holder who is an individual and holds the New Note as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. However, any amount attributable to accrued but unpaid interest on the New Note will be treated in the same manner as payments of interest on the New Note made to the Non-United States Holder, as described above.

     NON-UNITED STATES HOLDERS ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES

         Payments of Interest
         --------------------

         Interest paid on a New Note that is effectively connected with the conduct by a Non-United States Holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected earnings and profits, which may include effectively connected interest received on the New Notes, that are not currently distributed may also be subject to the United States federal branch profits at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty. TXU Energy Company will not withhold United States federal income tax on interest paid on a New Note to a Non-United States Holder if the holder furnishes TXU Energy Company with IRS Form W-8ECI establishing that the interest is effectively connected. If a Non-United States Holder engaged in a trade or business within the United States receives interest that is not effectively connected with the trade or business, the interest will be taxed in the manner described above in the case of Non-United States Holders who are not engaged in a trade or business within the United States.

         Sale, Exchange or Retirement of the New Notes
         ---------------------------------------------

         Gain derived by a Non-United States Holder from the sale or other disposition (including a deemed disposition for United States federal income tax purposes) of a New Note that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected income may also be subject to the United States federal branch profits tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         Payments to United States Holders of interest on, and the proceeds from the sale, retirement or other disposition of New Notes are subject to information reporting unless the holder establishes an exemption.

         Payments to United States Holders of interest on, or the proceeds from the sale, retirement, or other disposition of the New Notes may be subject to "backup withholding" tax if (a) the holder fails to certify his or her correct social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker) on IRS Form W-9 or a substantially similar form signed under penalty of perjury, or (b) the Internal Revenue Service notifies the payor that the holder is subject to backup withholding due to the holder's failure to properly report interest and dividends on his or her tax return. The backup withholding rate for years 2005 through 2010 is 28%, and for years 2011 and later is 31%.

         Backup withholding does not apply to interest payments made to exempt recipients, such as corporations.

         Non-United States Holders will be subject to backup withholding and information reporting with respect to payments of principal or interest on the New Notes unless (i) the holder provides a properly completed and signed IRS Form W-8BEN (or acceptable substitute) and the payor does not have actual knowledge or reason to know that the form is incorrect, or (ii) the beneficial owner otherwise establishes an exemption.

         In addition, Non-United States Holders generally will not be subject to information reporting or backup withholding with respect to payments of principal or interest on the New Notes paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the holder, or with respect to the payment of the proceeds of the sale of New Notes to the holder by a foreign office of a broker. If, however, the foreign office acting for a Non-United States Holder is an office of a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or a foreign partnership with certain connections to the United States, payments of principal, interest or proceeds will be subject to information reporting unless (i) the custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. Payments that are subject to information reporting as described in the preceding sentence will not be subject to backup withholding unless the payor has actual knowledge or reason to know that the payee is a United States person.

         Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder's United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

         As discussed in the section of this prospectus titled THE EXCHANGE OFFER, based on an interpretation of the staff of the SEC, New Notes issued pursuant to this exchange offer may be offered for resale and resold or otherwise transferred by a holder of such New Notes, other than any such holder which is an "affiliate" of TXU Energy Company within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders that are broker-dealers, without compliance with the registration and prospectus delivery requirements of the Securities Act so long as such New Notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of that holder's New Notes.

         Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where those Old Notes were acquired as a result of market-making activities or other trading activities. TXU Energy Company has agreed that, for a period of 90 days after the consummation of this exchange offer, TXU Energy Company will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

         TXU Energy Company will not receive any proceeds from any sale of New Notes by broker-dealers.

         New Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker-dealer that participated in a distribution of any such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that a broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 90 days after the consummation of the registered exchange offer, TXU Energy Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. TXU Energy Company has agreed with the initial purchasers of the Old Notes to pay expenses incident to this exchange offer, including the expenses of one counsel for the holders of the Old Notes, other than commissions or commissions of any brokers or dealers and will indemnify the holders of the Old Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

         By acceptance of this exchange offer, each broker-dealer that receives New Notes for its own account pursuant to this exchange offer agrees that, upon receipt of notice from TXU Energy Company of the happening of any event which makes any statement in this prospectus untrue in any material respect or requires the making of any changes in the prospectus in order to make the statements therein not misleading, which notice TXU Energy agrees to deliver promptly to such broker-dealer, such broker-dealer will suspend use of this prospectus until TXU Energy Company has amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

         The interpretation of the staff of the SEC referred to in the first paragraph of this section does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any New Notes received in exchange for an unsold allotment of Old Notes purchased directly from TXU Energy Company.

                                     EXPERTS

         The consolidated financial statements of TXU Energy Company and subsidiaries as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated herein by reference from TXU Energy Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated March 11, 2004 (except for Note 17 of the Notes to the Financial Statements, as to which the date is December 10, 2004) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 and the rescission of Emerging Issues Task Force Issue No. 98-10, as described in the Notes to the Financial Statements), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         With respect to the unaudited condensed consolidated interim financial information of TXU Energy Company included in TXU Energy Company's (i) Current Report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2004 for the fiscal quarter ended March 31, 2004 and (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2004 and September 30, 2004 ((i) and (ii), collectively, SEC Reports), which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the SEC Reports, which are incorporated herein by reference, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                            VALIDITY OF THE NEW NOTES

         Thelen Reid & Priest LLP, New York, New York, will pass upon the validity and enforceability of the New Notes for TXU Energy Company. At January 3, 2005, the fair market value of securities of TXU Corp. owned by attorneys at Thelen Reid & Priest LLP participating in the representation of TXU Energy Company in connection with the preparation of this prospectus and the related exchange offer registration statement was approximately $88,774. Robert J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is an officer and a member of the governing boards of certain subsidiaries of TXU Corp.

                             TXU ENERGY COMPANY LLC

                                OFFER TO EXCHANGE

                                  $400,000,000

                  FLOATING RATE EXCHANGE SENIOR NOTES DUE 2006

                                 FOR ANY AND ALL

                       FLOATING RATE SENIOR NOTES DUE 2006


         Until              , all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF MEMBER, MANAGERS AND OFFICERS

         Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to specified standards and restrictions, if any, as are set forth in the limited liability company agreement, a limited liability company shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

         Section 2.06 of the Second Amended and Restated Limited Liability Company Agreement of TXU Energy Company provides as follows:

                  SECTION 2.06. Liability to Third Parties; No Personal Liability. (a) Except as otherwise expressly provided by the Delaware Act, no Company Member or Manager shall be liable for the debts, obligations or liabilities of the Company (whether arising in contract, tort or otherwise), including, without limitation, under a judgment, decree or order of a court, by reason of being a Company Member or acting as a Manager of the Company.

                  (b) Each Company Member shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the General Corporation Law of the State of Delaware.

                  (c) No Manager or Officer shall be subject in such capacity to any personal liability whatsoever to any Person, other than the Company, in connection with the assets or the affairs of the Company; and, subject to the provisions of Article XII, all such Persons shall look solely to the assets of the Company for satisfaction of claims of any nature arising in connection with the affairs of the Company.

                  (d) The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its Business or affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Company Members, Managers or the Officers for liabilities of the Company.

                  (e) Such protections from personal liability shall apply to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide greater or broader indemnification rights than such law permitted the Company to provide prior to such amendment).

         Article XII of the Second Amended and Restated Limited Liability Company Agreement of TXU Energy Company provides as follows::

                                   ARTICLE XII
                                 INDEMNIFICATION

                  SECTION 12.01. Mandatory Indemnification of the Managers. Any Person who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereafter a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person is a Manager, or by reason of the fact that such Manager is or was serving at the request of the Company as a member, director, manager, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, partnership, trust, sole proprietorship, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide greater or broader indemnification rights than such law permitted the Company to provide prior to such amendment) against judgments, penalties (including, without limitation, excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys' fees) actually incurred by such Person in connection with such Proceeding.

                  SECTION 12.02. Mandatory Advancement of Expenses. Expenses incurred by a Person of the type entitled to be indemnified under
         Section 12.01 in de-fending any Proceeding shall be paid or reimbursed by the Company in advance of the final disposition of the Proceeding, without any determination as to such Person's ultimate entitlement to indemnification under Section 12.01, upon receipt of a written affirmation by such Person of such Person's good faith belief that such Person has met the standard of conduct necessary for indemnification under applicable law and a written undertaking by or on behalf of such Person to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company as authorized in Section 12.01 or otherwise. The written undertaking shall be an unlimited general obligation of the Person.

                  SECTION 12.03. Indemnification of Officers, Employees and Agents. The Company shall indemnify and pay and advance expenses to an Officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and pay and advance expenses to any Manager under this Article XII; and the Company shall indemnify and pay and advance expenses to any Person who is or was an officer, employee or agent of the Company and who is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, partnership, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of such Person's status as such to the same extent and subject to the same conditions that the Company may indemnify and pay any advance expenses to any Manager under this Article XII.

                  SECTION 12.04. Nonexclusivitiy of Rights. The indemnification and advancement and payment of expenses provided by this Article XII:
         (a) shall not be deemed exclusive of any other rights to which a Manager or other Person seeking indemnification may be entitled under any statute, agreement, or otherwise both as to action in such Person's official capacity and as to action in another capacity while holding such office, (b) shall continue as to any Person who has ceased to serve in the capacity which initially entitled such Person to indemnity and advancement and payment of expenses, and (c) shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such Manager or such other Person.

                  SECTION 12.05. Contract Rights. The rights granted pursuant to this Article XII shall be deemed to be contract rights, and no amendment, modification or repeal of this Article XII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

                  SECTION 12.06. Insurance. The Company may purchase and maintain insurance or other arrangement or both, at its expense, on behalf of itself or any Person who is or was serving as a Manager, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, partnership, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability, expense or loss, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article XII.

                  SECTION 12.07. Savings Clause. If this Article XII or any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager or any other Person indemnified pursuant to this Article XII as to costs, charges and expenses (including, without limitation, attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by any applicable portion of this Article XII that shall not have been invalidated and to the fullest extent permitted by applicable law.

                  SECTION 12.08. Other Arrangements Not Excluded. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article XII:

                  (a) does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under any other agreement, or otherwise, for either an action of any Manager, Officer, employee or agent in the official capacity of such Person or an action in another capacity while holding such position, except that indemnification, unless ordered by a court, may not be made to or on behalf of any Manager if a final adjudication established that its acts or omissions involved intentional misconduct, fraud or gross negligence and was material to the cause of action; and

                  (b) continues for a Person who has ceased to be a Manager, Officer, employee or agent and inures to the benefit of the successors, heirs, executors and administrators of such a Person.

         TXU Corp. has entered into agreements with TXU Energy Company's managers which provide, among other things, for their indemnification by TXU Corp. to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

         TXU Corp. has insurance covering its expenditures that might arise in connection with TXU Energy Company's lawful indemnification of TXU Energy Company's managers and officers for their liabilities and expenses. Managers and officers of TXU Energy Company also have insurance which insures them against certain other liabilities and expenses.

ITEM 21. EXHIBITS

         The list of exhibits under the heading INDEX TO EXHIBITS on page II-6 of this registration statement is incorporated in this Item 21 by reference.

ITEM 22. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii)To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to managers, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                POWER OF ATTORNEY

         Each manager and/or officer of TXU Energy Company whose signature appears below hereby appoints the Agent(s) for Service named in this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the SEC, any and all amendments, including post-effective amendments, to this registration statement; and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and on its behalf.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas on February 24, 2005.

                                       TXU ENERGY COMPANY LLC


                                       By:/s/Paul O'Malley
                                          --------------------------------------
                                       (Paul O'Malley, Chairman of the Board,
                                           President and Chief Executive)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                     Title                 Date
                ---------                     -----                 ----

      /s/Paul O'Malley
------------------------------------  Principal Executive      February 24, 2005
  (Paul O'Malley, Chairman of         Officer and Manager
    the Board, President and
    Chief Executive)

      /s/Kirk R. Oliver               Principal Financial      February 24, 2005
------------------------------------  Officer and Manager
  (Kirk R. Oliver, Executive
   Vice President and Chief
      Financial Officer)

      /s/Stanley J. Szlauderbach      Principal Accounting     February 24, 2005
------------------------------------  Officer
     (Stanley J. Szlauderbach,
       Assistant Controller

      /s/C. John Wilder               Manager                  February 24, 2005
------------------------------------
       (C. John Wilder)

      /s/David A. Campbell            Manager                  February 24, 2005
------------------------------------
       (David A. Campbell)

      /s/M.S. Greene                  Manager                  February 24, 2005
------------------------------------
       (M.S. Greene)

      /s/Eric H. Peterson             Manager                  February 24, 2005
------------------------------------
       (Eric H. Peterson)

                                INDEX TO EXHIBITS


                PREVIOUSLY FILED*
           --------------------------
           WITH
           FILE            AS
EXHIBIT    NUMBER          EXHIBIT
-------    ------          -------
2          1-12833         2          -    Master Separation Agreement by and
           Form 8-K                        among TXU Electric Delivery Company,
           (January 16,                    TXU Generation Holdings Company LLC,
           2002)                           TXU Merger Energy Trading Company LP,
                                           TXU SESCO Company, TXU SESCO Energy
                                           Services Company, TXU Energy Retail
                                           Company LP and TXU Electric Company,
                                           dated as of December 14,2001.

3(a)       333-108876      3(a)       -    Certificate of Formation of TXU
           Form S-4                        Energy  Company, dated November 5,
           (September 17,                  2001.
           2003)


3(b)       333-108876      3(b)       -    Second Amended and Restated Limited
           Form S-4                        Liability Company Agreement of TXU
           (September 17,                  Energy Company, dated as of July 1,
           2003.                           2003)

4(a)       333-108876      4(a)       -    Indenture (For Unsecured Debt
           Form S-4                        Securities), dated as of March 1,
           (September 17,                  2003, from TXU Energy Company to The
           2003)                           Bank of New York, as trustee
                                           (Indenture).

4(b)       333-108876      4(b)       -    Officer's Certificate, dated
           Form S-4                        March 11, 2003, to the Indenture.
           (September 17,
           2003)

4(c)                                  -    Officer's Certificate, dated July 14,
                                           2004, to the Indenture.

4(d)                                  -    Form of New Note.

4(e)                                  -    Registration Rights Agreement,
                                           dated July 14, 2004, between TXU
                                           Energy Company and Credit Suisse
                                           First Boston LLC, as representative
                                           of the initial purchasers of the
                                           Old Notes.

5                                     -    Opinion of Thelen Reid & Priest LLP.

8                                     -    Opinion of Thelen Reid & Priest LLP
                                           with respect to material United
                                           States Federal tax matters contained
                                           in Exhibit 5.

10(a)      1-12833         10(a)      -    $2,500,000,000 Revolving Credit
           Form 8-K                        Agreement, dated as of June 24, 2004,
           (July 1, 2004)                  among TXU Energy Company, TXU
                                           Electric Delivery Company the lenders
                                           listed in Schedule 2.01 therein,
                                           JPMorgan Chase Bank, as
                                           Administrative Agent and certain
                                           other parties named therein.

10(b)      1-12833         10(c)      -    Credit Agreement, dated as of
           Form 10-Q                       November 4, 2005, between TXU Energy
           (November 5,                    Company and Wachovia Bank, National
           2004)                           Association.

10(c)      1-12833         10(d)      -    Master Framework Agreement, dated May
           Form 10-Q                       17, 2004, by and between TXU Energy
           (August 6, 2004)                Company and CapGemini Energy LP.



10(d)      333-100240      10(c)      -    Generation Interconnection Agreement,
                                           dated December 14, 2001, between TXU
                                           Electric Delivery Company and TXU
                                           Generation Company LP.

10(e)      333-100240      10(d)      -    Generation Interconnection Agreement,
                                           dated December 14, 2001, between TXU
                                           Electric Delivery Company and TXU
                                           Generation Company LP, for itself and
                                           as Agent for TXU Big Brown Company
                                           LP, TXU Mountain Creek Company LP,
                                           TXU Handley Company LP, TXU
                                           Tradinghouse Company LP and TXU
                                           DeCordova Company LP.

10(f)      333-100240      10(e)      -    Amendment, dated May 31, 2002, to
                                           Generation Interconnection Agreement,
                                           dated December 14, 2001, between TXU
                                           Electric Delivery Company and TXU
                                           Generation Company LP, for itself and
                                           as Agent for TXU Big Brown Company
                                           LP, TXU Mountain Creek Company LP,
                                           TXU Handley Company LP, TXU
                                           Tradinghouse Company LP and TXU
                                           DeCordova Company LP.

12                                    -    Computation of ratios of earnings to
                                           fixed charges.

15                                    -    Letter re unaudited interim financial
                                           information.

23(a)                                 -    Consent of Deloitte & Touche LLP.

23(b)                                 -    Consent of Thelen Reid & Priest LLP
                                           contained in Exhibit 5.

24                                    -    Power of Attorney (see page II-5 of
                                           this registration statement).

25                                    -    Statement of Eligibility on Form T-1
                                           of The Bank of New York with respect
                                           to the Indenture.

99(a)                                 -    Form of Letter of Transmittal.

----------------------------
*Incorporated herein by reference.